Exhibit 99.1

Description of Governmental Gaming Regulations

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked.  If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us.  From time to time, various proposals have been introduced in legislatures of jurisdictions in which we have operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us.  We do not know whether or when such legislation will be enacted.  Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time.  Any material increase in these taxes or fees could adversely affect us.  The adoption or material alteration of gaming regulations in jurisdictions adjacent to those in which we operate could alter the competitive environment where our facilities are located and adversely impact us.

Some jurisdictions, including those in which we are licensed, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities.  Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restriction on ownership which may be imposed by specified governmental authorities.  The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indenture governing our notes provides that if a holder of a note or beneficial owner of a note is required to be licensed, qualified, or found suitable under the applicable gaming laws and such holder or owner is not so licensed, qualified or found suitable within any time period specified by the applicable gaming authority, we would be permitted to require the holder or owner to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority.  Under such circumstances, the redemption price would be the lesser of the holder’s or owner’s cost for such notes and the principal amount thereof, or such other amount as is required by applicable gaming authorities

Colorado Regulation and Licensing

The State of Colorado created the Division of Gaming (“Colorado Division”) within the Department of Revenue to license, implement, regulate and supervise the conduct of limited gaming under the Colorado Limited Gaming Act. The Director of the Colorado Division (“Colorado Director”), pursuant to regulations promulgated by, and subject to the review of, a five-member Colorado Limited Gaming Control Commission (“Colorado Commission”), has been granted broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”). The Colorado Director may inspect without notice, impound or remove any gaming device. The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. The Colorado Director may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.

The Colorado Commission is empowered to issue five types of gaming and gaming-related licenses, and has delegated authority to the Colorado Director to issue certain types of licenses and approve certain changes in ownership. The licenses are revocable and non-transferable. The failure or inability of the Isle of Capri Black Hawk, LLC or CCSC/Blackhawk, Inc. (each, a “Colorado Casino” or collectively, the “Colorado Casinos”), or the failure or inability of others associated with any of the Colorado Casinos, including us, to maintain necessary gaming licenses or approvals would have a material adverse effect on our operations. All persons employed by any of the Colorado Casinos, and involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a Colorado gaming license. All licenses must be renewed every two years. As a general rule, under the Colorado Regulations, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado. The Colorado Commission has ruled that a person does not have an ownership interest in a retail gaming licensee for purposes of the multiple license prohibition if:

•	that person has less than a 5% ownership interest in an institutional investor that has an ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•

a person has a 5% or more ownership interest in an institutional investor, but the institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•	an institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;
•

an institutional investor possesses voting securities in a fiduciary capacity for another person, and does not exercise voting control over 5% or more of the outstanding voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee;

•

a registered broker or dealer retains possession of voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee for its customers and not for its own account, and exercises voting rights for less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

•

a registered broker or dealer acts as a market maker for the stock of a publicly traded licensee or of a publicly traded company affiliated with a licensee and exercises voting rights in less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee;

•

an underwriter is holding securities of a publicly traded licensee or publicly traded company affiliated with a licensee as part of an underwriting for no more than 90 days after the beginning of such underwriting if it exercises voting rights of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

•

a book entry transfer facility holds voting securities for third parties, if it exercises voting rights with respect to less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee; or

•	a person’s sole ownership interest is less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee.

Because we own the Colorado Casinos, our business opportunities, and those of persons with an “ownership interest” in us, or any of the Colorado Casinos, are limited to interests that comply with the Colorado Regulations and the Colorado Commission’s rule.

In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines or associated equipment may, without notification being provided to the Colorado Division within ten days, knowingly have an interest in any casino operator, allow any of its officers or any other person with a substantial interest in such business to have such an interest, employ any person if that person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer’s or distributor’s business. A “substantial interest” means the lesser of (i) as large an interest in an entity as any other person or (ii) any financial or equity interest equal to or greater than 5%. The Colorado Commission has ruled that a person does not have a “substantial interest” if such person’s sole ownership interest in such licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee.

We are a “publicly traded corporation” under the Colorado Regulations.

Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including, but not limited to, us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos and their security holders, may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints. Such information, investigation and licensing (or finding of suitability) as an “associated person” automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly beneficially own 10% or more of a direct or indirect beneficial ownership or interest in either of the two Colorado Casinos, through their beneficial ownership of any class of voting securities of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos. Those persons must report their interest within 10 days (including institutional investors) and file appropriate applications within 45 days after acquiring that interest (other than certain institutional investors discussed below). Persons (including institutional investors) who directly or indirectly beneficially own 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in either of the two Colorado Casinos, through their beneficial ownership of any class of voting securities of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable. (It is the current practice of the gaming regulators to require findings of suitability for persons beneficially owning 5% or more of a direct or indirect beneficial ownership or interest, other than certain institutional investors discussed below.) If certain institutional investors provide specified information to the Colorado Commission within 45 days after acquiring their interest (which, under the current practice of the gaming regulators is an interest of 5% or more, directly or indirectly) and are holding for investment purposes only, those investors, in the Colorado Commission’s discretion, may be permitted to own up to 19.99% of the Colorado Casinos through their beneficial ownership in any class of voting of securities of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, before being required to be found suitable. All licensing and investigation fees will have to be paid by the person in question.

The Colorado Regulations define a “voting security” to be a security the holder of which is entitled to vote generally for the election of a member or members of the board of directors or board of trustees of a corporation or a comparable person or persons of another form of business organization.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

Certain public officials and employees are prohibited from having any direct or indirect interest in a license or limited gaming.

In addition, under the Colorado Regulations, every person who is a party to a “gaming contract” (as defined below) or lease with an applicant for a license, or with a licensee, upon the request of the Colorado Commission or the Colorado Director, must promptly provide the Colorado Commission or Colorado Director all information that may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community and all other information that might be relevant to a determination of whether a person would be suitable to be licensed by the Colorado Commission. Failure to provide all information requested constitutes sufficient grounds for the Colorado Director or the Colorado Commission to require a licensee or applicant to terminate its “gaming contract” or lease with any person who failed to provide the information requested. In addition, the Colorado Director or the Colorado Commission may require changes in “gaming contracts” before an application is approved or participation in the contract is allowed. A “gaming contract” is defined as an agreement in which a person does business with or on the premises of a licensed entity.

The Colorado Commission and the Colorado Division have interpreted the Colorado Regulations to permit the Colorado Commission to investigate and find suitable persons or entities providing financing to or acquiring securities from us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos. As noted above, any person or entity required to file information, be licensed or found suitable would be required to pay the costs thereof and of any investigation. Although the Colorado Regulations do not require the prior approval for the execution of credit facilities or issuance of debt securities, the Colorado regulators reserve the right to approve, require changes to or require the termination of any financing, including if a person or entity is required to be found suitable and is not found suitable. In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities. Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.

Except under certain limited circumstances relating to slot machine manufacturers and distributors, every person supplying goods, equipment, devices or services to any licensee in return for payment of a percentage, or calculated upon a percentage, of limited gaming activity or income must obtain an operator license or be listed on the retailer’s license where such gaming will take place.

An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate. Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of, specified crimes, including the service of a sentence upon conviction of a felony in a correctional facility, city or county jail, or community correctional facility or under the state board of parole or any probation department within ten years prior to the date of the application, gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes (during the pendency of which license determination may be deferred), is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses. If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., or either of the two Colorado Casinos, one or more of the Colorado Casinos may be sanctioned, which may include the loss of our approvals and licenses.

The Colorado Commission does not need to approve in advance a public offering of securities but rather requires the filing of notice and additional documents prior to a public offering of (i) voting securities, and (ii) non-voting securities if any of the proceeds will be used to pay for the construction of gaming facilities in Colorado, to directly or indirectly acquire an interest in a gaming facility in Colorado, to finance the operation of a gaming facility in Colorado or to retire or extend obligations for any of the foregoing. The Colorado Commission may, in its discretion, require additional information and prior approval of such public offering.

In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, such as us Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), or paying any unsuitable person any remuneration for services or recognizing the exercise of any voting rights by any unsuitable person. Further, under the Colorado Regulations, each of the Colorado Casinos and IOC Black Hawk Distribution Company, LLC may repurchase its voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment in the applicable Colorado Casino or IOC Black Hawk Distribution Company, LLC or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability. A licensee or affiliated company must pursue all lawful efforts to require an unsuitable person to relinquish all voting securities, including purchasing such voting securities. The staff of Colorado Division has taken the position that a licensee or affiliated company may not pay any unsuitable person any interest, dividends or other payments with respect to non-voting securities, other than with respect to pursuing all lawful efforts to require an unsuitable person to relinquish non-voting securities, including by purchasing or redeeming such securities. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, such as us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, to file for a finding of suitability if required by the Colorado Commission.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and with respect to any entity which is required to be found suitable, or indirectly can cause us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or the applicable Colorado Casino to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

Generally, a sale, lease, purchase, conveyance or acquisition of any interest in a licensee is prohibited without the Colorado Commission’s prior approval. However, because we are a publicly traded corporation, persons may acquire an interest in us (even, under current staff interpretations, a controlling interest) without the Colorado Commission’s prior approval, but such persons may be required to file notices with the Colorado Commission and applications for suitability (as discussed above) and the Colorado Commission may, after such acquisition, find such person unsuitable and require them to dispose of their interest. Under some circumstances, we may not sell any interest in our Colorado gaming businesses without the prior approval of the Colorado Commission.

Each Colorado Casino must meet specified architectural requirements, fire safety standards and standards for access for disabled persons. Each Colorado Casino also must not exceed specified gaming square footage limits as a total of each floor and the full building. Each Colorado Casino may permit only individuals 21 or older to gamble in the casino. No Colorado Casino may provide credit to its gaming patrons. Each Colorado Casino must comply with Colorado’s Gambling Payment Intercept Act, which governs the collection of unpaid child support costs on certain cash winnings from limited gaming. Each casino in Colorado also must take measures to prevent the use of Electronic Benefits Transfer cards at automated teller machines located on its premises. Further, on November 3, 2015, the Colorado Division issued an industry bulletin explaining that legal and illegal Colorado marijuana operations may be using casinos in Colorado to launder money, and reminding casinos to be diligent in complying with federal anti-money laundering reporting requirements so that unusual financial transactions or suspected incidents of money laundering, particularly by legal and illegal Colorado marijuana operations, may be promptly and sufficiently investigated.

As originally enacted by amendment to the Colorado Constitution, limited stakes gaming in Colorado was limited to slot machines, blackjack and poker, with a maximum single bet of $5.00, and casinos could operate only between 8 a.m. and 2 a.m. On November 4, 2008, however, Colorado voters approved a subsequent amendment to the Colorado Constitution that allowed the towns of Cripple Creek, Black Hawk, and Central City to add table games of craps and roulette, increase the maximum single bet to $100.00, and increase the permitted hours of operation to 24 hours per day effective July 2, 2009. In 2006, a statewide indoor smoking ban went into effect in the State of Colorado, but casinos were exempted from the original legislation. Effective January 1, 2008, the Colorado legislature repealed the exemption and extended the indoor smoking ban to casinos.

A licensee is required to provide information and file periodic reports with the Colorado Division, including identifying those who have a 5% or greater ownership, financial or equity interest in the licensee, or who have the ability to control the licensee, or who have the ability to exercise significant influence over the licensee, or who loan money or other things of value to a licensee, or who have the right to share in revenues of limited gaming, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act. A licensee, and any parent company or subsidiary of a licensee, who has applied to a foreign jurisdiction for licensure or permission to conduct gaming, or who possesses a license to conduct foreign gaming, is required to notify the Colorado Division. Any person licensed by the Colorado Commission and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.

The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

The Colorado Constitution currently permits gaming only in a limited number of cities and certain commercial districts in such cities.

The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds, and authorizes the Colorado Commission to change the rate annually. The current gaming tax rate is 0.25% on adjusted gross gaming proceeds of up to and including $2.0 million, 2% over $2.0 million up to and including $5.0 million, 9% over $5.0 million up to and including $8.0 million, 11% over $8.0 million up to and including $10.0 million, 16% over $10.0 million up to and including $13.0 million and 20% on adjusted gross gaming proceeds in excess of $13.0 million. The City of Black Hawk imposes an annual device fee of $945 per gaming device, which may be revised from time to time and which was increased to the current fee amount in 2014. The City of Black Hawk also has imposed other fees, including a business improvement district fee and transportation fee, calculated based on the number of devices and may revise the same or impose additional such fees.

Colorado participates in multi-state lotteries.  The sale of alcoholic beverages is subject to licensing, control and regulation by the Colorado Liquor and Tobacco Enforcement Division and the local liquor licensing authorities for the locations in which the two Colorado Casinos are located (“Colorado Licensing Agencies”).  All persons who directly or indirectly hold a 10% or more interest in, or 10% or more of the issued and outstanding capital stock of, any of the Colorado Casinos, through their ownership of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., or either of the two Colorado Casinos, must file applications and possibly be investigated by the Colorado Liquor Agencies. The Colorado Liquor Agencies also may investigate those persons who, directly or indirectly, loan money to or have any financial interest in liquor licensees. In addition, there are restrictions on stockholders, directors and officers of liquor licensees preventing such persons from being a stockholder, director, officer or otherwise interested in some persons lending money to liquor licensees and from making loans to other liquor licensees. All licenses are revocable and transferable only in accordance with all applicable laws. The Colorado Liquor Agencies have the full power to limit, condition, suspend or revoke any liquor license and any disciplinary action could (and revocation would) have a material adverse effect upon the operations of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., or the applicable Colorado Casino. Each Colorado Casino holds a retail gaming tavern liquor license for its casino, hotel and restaurant operations.

Persons directly or indirectly interested in either of the two Colorado Casinos may be limited in certain other types of liquor licenses in which they may have an interest, and specifically cannot have an interest in a retail liquor license (but may have an interest in a hotel and restaurant liquor license and several other types of liquor licenses). No person can hold more than three retail gaming tavern liquor licenses. The remedies of certain lenders may be limited by applicable liquor laws and regulations.

Florida Regulation and Licensing

In June 1995, the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering (the “Division”), issued its final order approving the transfer to the company’s wholly owned subsidiary, PPI, Inc. (“PPI”), the pari-mutuel wagering permits which authorize the acceptance of pari-mutuel wagers on harness horse and quarter horse races conducted at the Pompano Park Racetrack (“Pompano Park”) located in Pompano Beach, Florida. Harness horse racing at Pompano Park has been continuously conducted by PPI since the time it acquired the foregoing described harness horse racing permit through the present.  The license to conduct live evening harness racing performances at Pompano Park must be renewed annually and was most recently renewed in September 2017 for the State of Florida’s fiscal year of July 1, 2017 to June 30, 2018. PPI also has a quarterhorse racing permit that is not currently active.

The Florida statutes and the applicable rules and regulations of the Division set forth in the Florida Administrative Code (the “Florida Law”) establish a regulatory framework for pari-mutuel wagering activities in the State of Florida, including licensing requirements, a taxing structure on pari-mutuel permitholders and requirements for payments to the horsemen, including owners and breeders. Florida Law grants to the Division full regulatory power over all permitholders and licensees, including the power to revoke or suspend any permit or license upon the willful violation of Florida Law by a permitholder or a licensee. The Division must approve any transfer of five percent (5%) or more of the stock or other evidence of ownership or equity in all pari-mutuel racing permitholders such as PPI. In addition to the power to suspend or revoke a permit or license for a willful violation of Florida Law, the Division also is granted the power to impose various civil penalties on the permitholder or licensee. Penalties may not exceed $1,000 for each count or separate offense.

PPI races 126 live performances annually.  PPI also is authorized to conduct full-card pari-mutuel wagering on: (1) simulcast harness races from outside of Florida throughout the racing season; and (2) night-time (after 6 p.m.) thoroughbred races conducted outside of Florida.  Such races may be simulcast only to a Florida thoroughbred track. If the Florida thoroughbred track accepts wagers on those races, it is required by law to rebroadcast the signal to PPI which will accept pari-mutuel wagers on the races. PPI also has the right under Florida Law to conduct full-card simulcasting of harness racing on days during which no live racing is held at Pompano Park; however, on non-race days, Pompano Park must rebroadcast the simulcast signals to other pari-mutuel facilities that are eligible to conduct intertrack wagering. In addition, Pompano Park may transmit its live harness races into any dog racing or jai alai facility in Florida, including facilities in Miami-Dade and Broward Counties, for intertrack wagering.  Pompano Park also receives live races from other Florida pari-mutuel facilities for intertrack wagering.  Florida Law establishes the allocation of contributions to the pari-mutuel pools between Pompano Park and the other facilities sharing such signals.

Florida Law authorizes pari-mutuel facilities, including Pompano Park, to operate card rooms in those counties in which card rooms have been approved by a majority vote of the County Commission and a local ordinance adopted. The County Commission of Broward County, where Pompano Park is located, has approved the operation of card rooms in Broward County. Although the provisions of Florida Law regarding card room operations have been amended frequently by the Florida Legislature, the amendments generally have resulted in the regulatory scheme becoming more liberal as opposed to becoming more restrictive. Under amendments which became effective on July 1, 2007, the beneficial changes included permitting daily operations for any twelve (12) hour period without the requirement for live racing, raising the limit on the maximum bet amount from $2.00 to $5.00 with up to three (3) raises allowed per round, providing less restrictive regulations for tournaments and allowing the operator to award prizes and create jackpots not tied to the amount bet.

In November 2004, the voters in the State of Florida amended the Florida State Constitution to allow the voters of Miami-Dade and Broward Counties to decide whether to approve slot machines at existing racetracks and jai alai frontons which had conducted live racing or games in the calendar years 2002 and 2003, in their respective counties. Broward County voters approved that county’s local referendum in 2005 and Miami-Dade voters approved that county’s local referendum in

2008. Legislation enacted by the Florida Legislature in 2005, and amended in 2007, (the “Florida Slot Law”) implemented the constitutional amendment by authorizing Pompano Park and three (3) other pari-mutuel facilities in Broward and the pari-mutuel facilities in Miami-Dade County to offer slot machine gaming to patrons at those facilities. Although there are pari-mutuel facilities in numerous other counties, slot machine gaming presently is authorized only in Broward and Miami-Dade Counties. In April 2007, PPI opened a new casino facility at Pompano Park adjacent to the harness race facility.

Florida slot machine gaming laws require the slot licensee to continue to be in compliance with the pari-mutuel laws and maintain the pari-mutuel license in good standing by, among other things, conducting a full schedule of live racing. The following regulatory provisions also are applicable to slot machine gaming at Pompano Park:

•	The facility may be operated 365 days per year, eighteen (18) hours per weekday and twenty-four (24) hours on weekends.
•	The maximum number of machines is 2,000 Vegas-style (Class III) slot machines per facility, with a payout percentage of at least eighty-five percent (85%).
•	The annual license fee is $2,000,000.00.
•	Effective July 1, 2010, the tax payable to the State of Florida is thirty-five percent (35%) of net slot machine revenue.
•	The machines will not accept coins or currency, but are ticket in/ticket out.
•	The minimum age to play the machines is twenty-one (21) years.
•	ATMs are permitted in the facility but not on the gaming floor.
•	The Division is the regulatory agency charged with the duty of enforcing the provisions of the Florida Law.

PPI also pays combined county and city taxes of approximately three and one-half percent (3.5%) on the first $250 million of net slot machine revenue and five percent (5%) on net slot machine revenue over $250 million.

In April 2009, legislation was passed which set forth and granted the parameters under which the Governor has authority to enter into an Indian Gaming Compact (“Compact”) with the Seminole Indian Tribe of Florida on behalf of the State of Florida for the purpose of authorizing Class III gaming.  Additionally, the legislation provided for a reduction of the tax rate on slot machines operated by pari-mutuel facilities from fifty percent (50%) to thirty-five percent (35%) with a guarantee of tax revenue to the state, from all slot facilities, of no less than the amount that was collected in the fiscal year ended June 30, 2009, from all slot facilities. The tax guarantee was easily met. After the proposed effective date of the legislation, two (2) new slot facilities opened in Miami-Dade County.  These facilities created enough new tax revenue to ensure that total revenues exceeded revenue collected in the base year. The legislation also reduced the annual license fee from $3 million to $2.5 million for the State of Florida’s 2010 Fiscal Year and to $2 million each fiscal year thereafter.  It allowed slot machines to be linked using a progressive system and expanded poker operations to allow operation for eighteen (18) hours per day on week days and twenty-four (24) hours per day on weekends. In addition, it authorized no-limit poker games and tournaments.

In 2015, Gov. Rick Scott signed a 20 year renewal of the Compact.  The 2010 and 2015 compacts are materially similar, although the 2015 compact guarantees the state $3 billion in payments over the first seven (7) years of the agreement.  The legislature has not ratified the new Compact, which must occur for the renewal to be effective.

The act also set forth a method for further expansion of slots at other pari-mutuel facilities throughout the state by authorizing, under certain conditions, a countywide referendum on slots.  After several counties attempted to authorize slots by referendum, the Attorney General officially opined that further legislative or constitutional authorization was necessary before any expansion could proceed.  The Division has adopted the same position. The Florida Supreme Court considered this issue and agreed, ruling that nothing in state law grants any authority to regulate slot machine gaming to any county. In order for any other county to authorize slot machine gaming, the state constitution must be amended.

In October 2016, a Florida administrative law judge held in a ruling against seven (7) racetracks in Florida, including PPI, that certain designated player games were being played a certain way that constituted banking and were therefore prohibited (“State Ruling”).  During the pending appeal of the State Ruling, the games continue to be played throughout the state of Florida.  Meanwhile, in November 2016, a federal judge for the Northern District of Florida held that Florida gaming regulators violated the Indian Gaming Compact when they authorized designated player games in non-Seminole casinos

(“Federal Ruling”).  The State appealed the Federal Ruling, but in July 2017, the State and the Tribe reached a settlement which, among other things, requires the State to prevent competing casinos and card rooms from operating card games and slot machines that mimic the banked card games that the Tribe is entitled to operate exclusively in Florida.  Based upon the terms of the settlement, the State will likely continue enforcing the prohibition while the Florida Legislature considers enacting a new statute in response to the settlement.  To the extent that legislation does not pass, it is possible that the Seminole Tribe may withhold payment to the state under the terms of the 2010 Compact.  The State Ruling remains on appeal.

In litigation in the Second Judicial Circuit of Florida, a judge ruled in June 2017 that “pre-reveal” slot machines violate Florida law. Until the ruling was issued, a large number of unlicensed establishments were offering such games. However, this gaming activity has now been significantly curtailed.

The Florida Legislature currently has broad latitude in authorizing, restricting and regulating gaming activities within the state.  However, a proposed amendment to the Florida Constitution (the “Voter Control of Gambling Amendment”) is expected to be on the ballot in November which would give voters the exclusive right to authorize casino gaming in Florida.  The likely impact of this amendment would be to solidify the status quo.

Iowa Regulation and Licensing

In 1989, the State of Iowa legalized riverboat gaming on the Mississippi River and other navigable waterways located in Iowa. The legislation authorized the granting of licenses to “qualified sponsoring organizations.” A “qualified sponsoring organization” is defined as a nonprofit corporation organized under the laws of the State of Iowa, or a person or association that can show to the satisfaction of the Iowa Racing and Gaming Commission (the “Iowa Racing and Gaming Commission”) that the person or association is eligible for exemption from federal income taxation under Section 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code (hereinafter “not-for-profit corporation”). The not-for-profit corporations can, in turn, enter into operating agreements with qualified persons who actually conduct riverboat gaming operations. Such operators must likewise be approved and licensed by the Iowa Racing and Gaming Commission.

The Isle-Bettendorf’s operator’s contract with the Scott County Regional Authority, a non-profit corporation organized for the purpose of facilitating riverboat gaming in Bettendorf, Iowa, was amended in March 2015.  The amendment extends the term for a period of ten years and provides for automatic renewals for succeeding five-year periods as long as gaming remains approved in Scott County.  Isle-Bettendorf moved to a land-based gaming facility on June 24, 2016.  Due to its move to a land-based gaming facility, the Isle-Bettendorf pays the Scott County Regional Authority a fee equal to 4.15% of the adjusted gross receipts (as defined in Section 99F.1(1) of the Iowa Code) up to $60 million in adjusted gross receipts; 5.0% of adjusted gross receipts from $60 million to $70 million; and 5.75% of adjusted gross receipts above $70 million. Further, the Isle-Bettendorf pays a fee to the City of Bettendorf equal to 1.65% of adjusted gross receipts.

In November 2004, the Black Hawk County Gaming Association, a not-for-profit corporation organized for the purpose of facilitating riverboat gaming in Waterloo, Iowa entered into an operator’s agreement with the Isle-Waterloo to conduct riverboat gaming in Waterloo, Iowa. The operating agreement requires that Isle-Waterloo make weekly payments to the qualified sponsoring organization equal to 4.1% of each week’s adjusted gross receipts and an additional fee of 1.65% of each week’s adjusted gross receipts in lieu of any admission or docking fee which might otherwise be charged by the county or any city (as defined in Section 99F.1(1) of the Iowa Code). This agreement will remain in effect through March 31, 2021 and may be extended by the Isle-Waterloo for three-year periods so long as it has substantially complied with gaming laws and regulations and holds a license to conduct gaming. In addition, the Isle-Waterloo has agreed to pay a development fee to the City. Pursuant to an admission fee administration and development agreement with the City and Black Hawk County Gaming Association the Isle-Waterloo shall pay a development fee equal to 1% of each week’s adjusted gross receipts.

Iowa law permits gaming licensees to offer unlimited stakes gaming on games approved by the Iowa Racing and Gaming Commission on a 24-hour basis. Land-based casino gaming was authorized on July 1, 2007 and the Iowa Racing and Gaming Commission now permits licensees the option to operate on permanently moored vessels, moored barges, or approved gambling structures. The legal age for gaming is 21.

The merger of the Isle of Capri Casinos, Inc. (“IOC”), the previous corporate parent of Isle-Bettendorf and Isle-Waterloo, with and into a wholly-owned subsidiary of ERI was approved at the March 7, 2017 meeting of the Iowa Racing and Gaming Commission. All Iowa licenses were approved for renewal at that same meeting. These licenses are not transferable and will need to be renewed in March 2018 and prior to the commencement of each subsequent annual renewal period.

The ownership and operation of gaming facilities in Iowa are subject to extensive state laws, regulations of the Iowa Racing and Gaming Commission and various county and municipal ordinances (collectively, the “Iowa Gaming Laws”), concerning the responsibility, financial stability and character of gaming operators and persons financially interested or involved in gaming operations. Iowa Gaming Laws seek to: (1) prevent unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) establish and maintain responsible accounting practices and procedures; (3) maintain effective control over the financial practices of licensees (including the establishment of minimum procedures for internal fiscal affairs, the safeguarding of assets and revenues, the provision of reliable record keeping and the filing of periodic reports with the Iowa Gaming Commission); (4) prevent cheating and fraudulent practices; and (5) provide a source of state and local revenues through taxation and licensing fees. Changes in Iowa Gaming Laws could have a material adverse effect on the Iowa gaming operations.

The Iowa gaming operations must submit detailed financial and operating reports to the Iowa Racing and Gaming Commission. Certain contracts of licensees in excess of $100,000 must be submitted to and approved by the Iowa Racing and Gaming Commission. Certain officers, directors, managers and key employees of the Iowa gaming operations are required to be licensed by the Iowa Racing and Gaming Commission. Gaming licenses granted to individuals must be renewed every three years, and licensing authorities have broad discretion with regard to such renewals. Licenses are not transferable.  Employees associated with gaming must obtain occupational licenses that are subject to immediate suspension under specific circumstances. In addition, anyone having a material relationship or involvement with the Iowa gaming operations may be required to be found suitable or to be licensed, in which case those persons would be required to pay the costs and fees of the Iowa Racing and Gaming Commission and Division of Criminal Investigation in connection with the investigation. The Iowa Racing and Gaming Commission may require any person who acquires 5% or more of a licensee’s equity securities to submit to a background investigation and be found suitable. The applicant stockholder is required to pay all costs of this investigation. The Iowa Racing and Gaming Commission may deny an application for a license for any cause deemed reasonable. In addition to its authority to deny an application for license, the Iowa Racing and Gaming Commission has jurisdiction to disapprove a change in position by officers or key employees and the power to require the Iowa gaming operations to suspend or dismiss officers, directors or other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the Iowa Racing and Gaming Commission finds unsuitable to act in such capacities.

The Iowa Racing and Gaming Commission may revoke a gaming license if the licensee:

•	has been suspended from operating a gaming operation in another jurisdiction by a board or commission of that jurisdiction;
•	has failed to demonstrate financial responsibility sufficient to meet adequately the requirements of the gaming enterprise;
•	is not the true owner of the enterprise;
•	has failed to disclose ownership of other persons in the enterprise;
•

is a corporation 10% of the stock of which is subject to a contract or option to purchase at any time during the period for which the license was issued, unless the contract or option was disclosed to the Iowa Racing and Gaming Commission and the Iowa Racing and Gaming Commission approved the sale or transfer during the period of the license;

•	knowingly makes a false statement of a material fact to the Iowa Racing and Gaming Commission;
•	fails to meet a monetary obligation in connection with an excursion gaming boat;
•	pleads guilty to, or is convicted of a felony;
•	loans to any person, money or other thing of value for the purpose of permitting that person to wager on any game of chance;

•	is delinquent in the payment of property taxes or other taxes or fees or a payment of any other contractual obligation or debt due or owed to a city or county; or
•

assigns, grants or turns over to another person the operation of a licensed excursion boat (this provision does not prohibit assignment of a management contract approved by the Iowa Racing and Gaming Commission) or permits another person to have a share of the money received for admission to the excursion boat.

If it were determined that the Iowa Gaming Laws were violated by a licensee, the gaming licenses held by a licensee could be limited, made conditional, suspended or revoked. In addition, the licensee and the persons involved could be subject to substantial fines for each separate violation of the Iowa Gaming Laws in the discretion of the Iowa Racing and Gaming Commission. Limitations, conditioning or suspension of any gaming license could (and revocation of any gaming license would) have a material adverse effect on operations.

Gaming taxes approximating 22% of the adjusted gross receipts will be payable by each licensee on its operations to the State of Iowa.  The state of Iowa is also reimbursed by the licensees for all costs associated with monitoring and enforcement by the Iowa Racing and Gaming Commission and the Iowa Department of Criminal Investigation. The Iowa Racing and Gaming Commission may approve a qualifying licensee’s debt transactions via a shelf application process. Licensees are eligible to make a shelf application where the parent company of the licensee has (1) a class of securities listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or has stockholders’ equity in the amount of $15 million or more as reported in the parent company’s most recent report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission (SEC) immediately preceding application; and (2) filed all reports required by the SEC.  The Iowa Racing and Gaming Commission may grant approval of a shelf application for a period not to exceed three years.  The Iowa Racing and Gaming Commission representative may rescind a shelf approval without prior written notice, and may lift the rescission upon the satisfaction of any such terms and conditions as required by the Iowa Racing and Gaming Commission. ERI sought and received approval for a shelf application for $2.3 billion of debt financing at the March 7, 2017 meeting of the Iowa Racing and Gaming Commission. At the November 16,2017 meeting of the Iowa Racing and Gaming Commission ERI sought and received approval for an additional $300 million of debt financing bringing the total shelf approval to $2.6 billion.

Louisiana Regulation and Licensing.  In the State of Louisiana, ERI owns and operates, through HoldCo’s subsidiaries, the Eldorado Shreveport in Shreveport, Louisiana, which operates the riverboat known as the Hollywood Dreams and through Isle of Capri Casinos, LLC, the St. Charles Gaming Company, L.L.C. (“St. Charles Gaming”) on the riverboat known as Grand Palais in Calcasieu Parish (collectively, “ Eldorado Louisiana”).

The operation and management of this riverboat casino operation are subject to extensive state regulation.  The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;
•	to license and supervise the riverboat industry from the period of construction through actual operation;
•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and
•	to license all entities involved in the riverboat gaming industry.

The Riverboat Act provides that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.  In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for riverboat operations was transferred to the Gaming Control Board.  The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex‑officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police).  It is domiciled in Baton Rouge and regulates riverboat gaming, the land‑based casino in New Orleans, racetrack slot facilities and video poker.  The Louisiana Attorney General acts as legal counsel to the Gaming Control Board.  Any material alteration in the method whereby riverboat gaming, slot facilities or video draw poker is regulated in the State of Louisiana could have an adverse effect on the operations of Eldorado Louisiana.

Riverboats.  The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana.  The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six in any one parish.  There are presently fifteen licenses issued and operating.

ERI and certain of our directors and officers and certain of our key personnel have been found suitable to operate riverboat gaming in the State of Louisiana.  New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming‑related areas.  These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board.  The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board.  The Gaming Control Board has the authority to require any riverboat operator to sever its relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.  The Company and the subsidiaries, as well as relevant key employees of Eldorado Louisiana, hold all currently required licenses and approvals for operation of the casino.  The current Louisiana riverboat gaming license of Eldorado Shreveport is valid for five years and will expire on October 14, 2019.  The current Louisiana riverboat gaming license of St. Charles Gaming is valid for five years and will expire on March 29, 2020.

Gaming Control Board.  At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of ERI or of any of its subsidiaries.  The Gaming Control Board requires all holders of more than a 5% interest in the license holder to submit to suitability requirements.  Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation.  The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders.  In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain a finding of suitability from the Gaming Control Board.  Although the Riverboat Act does not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act.  Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a finding of suitability will be required.  If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license.  The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;
•	exercise directly or through a nominee a right conferred by the securities or indebtedness;
•	receive any remuneration from the licensee;
•	receive any economic benefit from the licensee; and
•	continue to hold an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

The Riverboat Act or rules adopted pursuant thereto contain certain restrictions and conditions relating to the operation of riverboat gaming, including the following: (1) agents of the Gaming Control Board are permitted on board at any time during gaming operations; (2) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers; (3) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (4) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (5) wagers may be received only from a person present on a licensed riverboat; (6) persons under 21 are not permitted on gaming vessels; (7) except for slot machine play, wagers may be made only with chips or electronic cards purchased from the licensee aboard a riverboat; (8) licensees may only use docking facilities for which they are licensed and may only board and discharge passengers at the riverboat’s licensed berth; (9) licensees must have adequate protection and indemnity insurance; (10) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (11) gaming may only be conducted in accordance with the terms of the license, the Riverboat Act and the rules and regulations adopted by the Gaming Control Board.

Fees for conducting gaming activities on a riverboat include (1) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (2) a percentage of net gaming proceeds (gross revenue). In March 2001, Louisiana passed Act 3 of the 1st Extraordinary Legislative Session, which allows riverboat gaming licensees to operate dockside.  In consideration of this change, the tax on gaming revenues was increased to 21.5%.

The Riverboat Act also authorizes local municipalities to assess a local boarding fee for each patron who enters one of our riverboats in varying amounts.  In lieu of the boarding fee, Eldorado Shreveport pays the local municipalities the following amounts: (i) to 3.225% of the gross revenues (“Net Gaming Proceeds”) of our riverboat are paid to the City of Shreveport; and (ii) 0.5375% of the Net Gaming Proceeds of our riverboat are paid to the Bossier Parish School Board.  In May 2005, our previous owner and the Bossier Parish Police Jury concluded an agreement under which we began paying a percentage of our Net Gaming Proceeds, to the Bossier Parish Police Jury.  Such payments were initially in the amount of 0.3% of our Net Gaming Proceeds during 2006, and subsequently increased to 0.4% and 0.5% effective January 1, 2007 and 2008, respectively.  These payments to the City of Shreveport are in addition to those required under our ground lease.  In lieu of the boarding fee, St. Charles Gaming pays the Calcasieu Parish Police Jury an amount equal to [__%] of Net Gaming Proceeds.  The payments to these municipalities are also in lieu of both admission fees and any sales or use tax for complimentary goods or services.

Any violation of the Riverboat Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions.  Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

Mississippi Regulation and Licensing

In June 1990, Mississippi enacted legislation legalizing dockside casino gaming for counties along the Mississippi River, which is the western border for most of the state, and the Gulf Coast, which is the southern border for most of the state. The legislation gave each of those counties the opportunity to hold a referendum on whether to allow dockside casino gaming within its boundaries.

In its 2005 regular session, the legislature amended Mississippi law to allow gaming to be conducted on vessels or cruise vessels placed upon permanent structures located on, in or above the Mississippi River, on, in or above navigable waters in eligible counties along the Mississippi River or on, in or above the waters lying south of the counties along the Mississippi Gulf Coast. Later, after Hurricane Katrina, the Mississippi legislature again amended the law to allow land-based gaming along the Gulf Coast in very limited circumstances. Mississippi law permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

The ownership and operation of gaming facilities in Mississippi are subject to extensive state and local regulation intended to:

•	prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;
•	establish and maintain responsible accounting practices and procedures for gaming operations;
•

maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports;

•	provide a source of state and local revenues through taxation and licensing fees;
•	prevent cheating and fraudulent practices; and
•	ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

State gaming regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted in Mississippi and such changes, if enacted, could have an adverse effect on us and our Mississippi gaming operations.

We are registered as a publicly traded corporation under the Mississippi Gaming Control Act. Our gaming operations in Mississippi are subject to regulatory control by the Mississippi Gaming Commission, the Mississippi Department of Revenue and various other local, city and county regulatory agencies (collectively referred to as the “Mississippi Gaming Authorities”). Our subsidiaries have obtained gaming licenses from the Mississippi Gaming Authorities. We must obtain a waiver from the Mississippi Gaming Commission before beginning certain proposed gaming operations outside of Mississippi, and we must notify the Mississippi Gaming Commission in writing within 30 days after commencing certain gaming operations outside the state. The licenses held by our Mississippi gaming operations have terms of three years and are not transferable. The Isle-Lula and the Lady Luck Casino Vicksburg property hold licenses effective from May 23, 2015, through May 22, 2018. In addition, our wholly-owned subsidiary, IOC Manufacturing, Inc., holds a manufacturer and distributor’s license, so that we may perform certain upgrades to our Mississippi player tracking system. This license has a term of three years effective June 16, 2014 through June 15, 2017. The license is not transferable. There is no assurance that new licenses can be obtained at the end of each three-year period of a license. Moreover, the Mississippi Gaming Commission may, at any time, and for any cause it deems reasonable, revoke, suspend, condition, limit or restrict a license or approval to own shares of stock in our subsidiaries that operate in Mississippi.

Mississippi Gaming Authorities may levy substantial penalties for a violation of Mississippi’s laws or regulations, including fines or a revocation or suspension of our licenses to operate, or the suitability of the person or persons involved in such violation. Disciplinary action against us or one of our subsidiary gaming licensees in any jurisdiction may lead to disciplinary action against us or any of our subsidiary licensees in Mississippi, including, but not limited to, the revocation or suspension of any such subsidiary gaming license.

We, along with each of our Mississippi gaming subsidiaries, must periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and/or the Mississippi Department of Revenue. Numerous transactions, including but not limited to substantially all loans, leases, sales of securities and similar financing transactions entered into by any of our Mississippi gaming subsidiaries must be reported to or approved by the Mississippi Gaming Commission. In addition, the Mississippi Gaming Commission may, at its discretion, require additional information about our operations.

Certain of our officers and employees and the officers, directors and certain key employees of our Mississippi gaming subsidiaries must be found suitable or be licensed by the Mississippi Gaming Commission. We believe that all required findings of suitability related to all of our Mississippi properties have been applied for or obtained, although the Mississippi Gaming Commission at its discretion may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable or licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require us and any of our Mississippi gaming subsidiaries to suspend or dismiss officers, directors and other key employees or to sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. The Mississippi Gaming Commission will refuse to issue a work permit to a person who has been convicted of a felony, committed certain misdemeanors or knowingly violated the Mississippi Gaming Control Act, and it may refuse to issue a work permit to a gaming employee for any other reasonable cause.

At any time, the Mississippi Gaming Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of ours. The Mississippi Gaming Control Act requires any person who individually or in association with others acquires, directly or indirectly, beneficial ownership of more than 5% of our common stock to report the acquisition to the Mississippi Gaming Commission, and such person may be required to be found suitable. In addition, the Mississippi Gaming Control Act requires any person who, individually or in association with others, becomes, directly or indirectly, a beneficial owner of more than 10% of our common stock, as reported to the U.S. Securities and Exchange Commission, to apply for a finding of suitability by the Mississippi Gaming Commission and pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation.

The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of 5% or more of a registered publicly traded corporation’s stock. However, the Mississippi Gaming Commission has adopted a regulation that may permit certain “institutional” investors to obtain waivers that allow them to beneficially own, directly or indirectly, up to 25% (29% in certain specific instances) of the voting securities of a registered publicly traded corporation without a finding of suitability if such securities are held for investment purposes only. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. We believe that compliance by us with the licensing procedures and regulatory requirements of the Mississippi Gaming Commission will not affect the marketability of our securities. Any person found unsuitable who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Gaming Commission prescribes may be guilty of a misdemeanor. We are subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or our subsidiaries operating casinos in Mississippi, we:

•	pay the unsuitable person any dividend or other distribution upon its voting securities;
•	recognize the exercise, directly or indirectly, of any voting rights conferred by its securities;
•	pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
•

fail to pursue all lawful efforts to require the unsuitable person to divest itself of the securities, including, if necessary, our immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any of our debt securities. In addition, under the Mississippi Gaming Control Act, the Mississippi Gaming Commission may, in its discretion, (1) require holders of our securities, including our notes, to file applications, (2) investigate such holders and (3) require such holders to be found suitable to own such securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as our notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

The Mississippi regulations provide that a change in control of us may not occur without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits us from making a public offering of our securities without the approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more such purposes. The Mississippi Gaming Commission has the authority to grant a continuous approval of securities offerings and has granted such approval to us, subject to renewal every three years.

Regulations of the Mississippi Gaming Commission prohibit certain repurchases of securities of publicly traded corporations registered with the Mississippi Gaming Commission, including holding companies such as ours, without prior approval of the Mississippi Gaming Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of greater than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Mississippi Gaming Commission also require prior approval for a “plan of recapitalization” as defined in such regulations.

We must maintain in the State of Mississippi current stock ledgers, which may be examined by the Mississippi Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must render maximum assistance in determining the identity of the beneficial owner.

Mississippi law requires that certificates representing shares of our common stock bear a legend to the general effect that the securities are subject to the Mississippi Gaming Control Act and regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission has the authority to grant a waiver from the legend requirement, which we have obtained. The Mississippi Gaming Commission, through the power to regulate licenses, has the power to impose additional restrictions on the holders of our securities at any time.

The Mississippi Gaming Commission enacted a regulation in 1994 requiring that, as a condition to licensure, an applicant must provide a plan to develop “infrastructure” amounting to 25% of the cost of the casino and a parking facility capable of accommodating 500 cars. The regulation was amended in 1999 to increase the infrastructure requirement from 25% to 100% for new casinos (or upon acquisition of a closed casino) but grandfathered existing licensees and development plans approved prior to the effective date of the new regulation.  In 2003, 2006, 2007, 2013 and 2014 the Mississippi Gaming Commission made additional changes to this regulation.

The 2014 amendment removed the 100% reference and, among other things, specifies that a proposed gaming development must include the following:

•	A 500-car or larger parking facility in close proximity to the casino complex;
•	A 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication to be determined by the Mississippi Gaming Commission;
•	A 200-seat or larger restaurant;
•	A 75-seat or larger fine dining facility; and
•	A 40,000-square foot or larger casino floor.

The proposed gaming development must also have or support an amenity that is unique to the market and encourages economic development and promotes tourism.  The Mississippi Gaming Commission may, in its discretion, reduce these requirements or allow an amenity of high value to the overall tourism market to supplant the requisite hotel and dining facilities.  This 2014 amendment applies only to new applicants for gaming licenses and to acquisitions / purchases of existing licensees or gaming facilities that have ceased gaming operations prior to the acquisition / purchase; it does not apply to licensees licensed by the Mississippi Gaming Commission, or to persons receiving Approval to Proceed with Development from the Mississippi Gaming Commission, before December 31, 2013.

License fees and taxes are payable to the State of Mississippi and to the counties and cities in which a Mississippi gaming subsidiary’s respective operations will be conducted. The license fee payable to the state of Mississippi is based upon gross revenue of the licensee (generally defined as gaming receipts less payout to customers as winnings) and equals 4% of gross revenue of $50,000 or less per month, 6% of gross revenue in excess of $50,000 but less than $134,000 per calendar month, and 8% of gross revenue in excess of $134,000 per calendar month. The foregoing license fees are allowed as a credit against the licensee’s Mississippi income tax liability for the year paid. Additionally, a licensee who is licensed to conduct gaming aboard a vessel or cruise vessel must pay a $5,000 annual license fee and an annual fee based upon the number of games it operates. The gross revenue tax imposed by the Mississippi municipalities and counties in which our casino operations are located equals 0.4% of gross revenue of $50,000 or less per calendar month, 0.6% of gross revenue over $50,000 and less than $134,000 per calendar month and 0.8% of gross revenue greater than $134,000 per calendar month. These fees have been imposed in, among other cities and counties, Biloxi and Coahoma County. Certain local and private laws of the state of Mississippi may impose fees or taxes on the Mississippi gaming subsidiaries in addition to the fees described above.

In May 2013, the Mississippi Gaming Commission adopted a regulation amendment that imposes a flat annual fee on each casino operator licensee, covering all investigative fees for that year associated with an operator licensee, any entity registered as a holding company or publicly traded corporation of that licensee, and any person required to be found suitable in connection with that licensee or any holding company or publicly traded corporation of that licensee.  The particular fee is based on the average number of gaming devices operated by the licensee during a twelve (12) month period, as reported to the Mississippi Gaming Commission.  The investigative fee is $300,000 for licensees with 1500 or more gaming devices, $225,000 for licensees with 1000 to 1499 gaming devices, and $125,000 for licensees with less than 1000 gaming devices.  The fee is payable in four (4) equal quarterly installments.  The amendment provides that should such total investigative fees collected by the Mississippi Gaming Commission exceed the amount allowed by Mississippi statute, then the excess fees will be credited to the licensees for the following year.  The amended regulation also provides a schedule of various fees applicable to licensees and persons not covered by the annual investigative fee.

The sale of food or alcoholic beverages at our Mississippi gaming locations is subject to licensing, control and regulation by the applicable state and local authorities. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the affected casino or casinos. Certain of our officers and managers and our Mississippi gaming subsidiaries must be investigated by the Alcoholic Beverage Control Division of the Mississippi Department of Revenue in connection with liquor permits that have been issued. The Alcoholic Beverage Control Division of the Mississippi Department of Revenue must approve all changes in licensed positions.

On three separate occasions since 1998, certain anti-gaming groups have proposed referenda that, if adopted, would have banned gaming in Mississippi and required that gaming entities cease operations within two years after the ban. All three referenda were declared invalid by Mississippi courts because each lacked a required government revenue impact statement.

Missouri Regulation and Licensing

Conducting gambling activities and operating a riverboat gaming facility in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder.  The Missouri Gaming Commission (the “Commission”) was created by the Missouri Riverboat Gambling Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of gaming licenses to owners, operators, suppliers and certain affiliates of riverboat gaming facilities. In June 2000, IOC-Kansas City, Inc., a subsidiary of our predecessor by merger, was issued a riverboat gaming license in connection with our Kansas City operation. In December 2001, IOC-Boonville, Inc., a subsidiary of our predecessor by merger, was issued a riverboat gaming license for our Boonville operation. In June of 2007, IOC-Caruthersville, LLC f/k/a Aztar Missouri Riverboat Gaming Company, L.L.C. was acquired by our predecessor by merger and began operations as a subsidiary of ours under a Missouri riverboat gaming license. In October 2012, IOC-Cape Girardeau LLC, a subsidiary of our predecessor by merger, was issued a riverboat gaming license for our Cape Girardeau operation.

In order to obtain a license to operate a riverboat gaming facility, the proposed operating business entity must complete a Riverboat Gaming Application form requesting a Class B License.  In order to obtain a license to own and/or control a Class B Licensee as its ultimate holding company, a company must complete a Riverboat Gaming Application form requesting a Class A License.  The Riverboat Gaming Application form is comprised of comprehensive questions regarding the nature and suitability of the applicant.  Applicants who submit the Riverboat Gaming Application form requesting either a Class A or Class B License undergo an extensive background investigation by the Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the Class A or Class B License applicant) must complete a Key Person and Level 1 Application (Personal Disclosure Form 1) and undergo a substantial background investigation. Certain key business entities closely related to the applicant must undergo a similar application process and background check. An applicant for a Class A or Class B License will not receive a license if the applicant and its key persons, including key business entities, have not established good repute and moral character, and no licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony, to perform any duties directly connected with the licensee’s privileges under a license granted by the Commission.

Each Class B License granted entitles a licensee to conduct gambling activities at a specific riverboat gaming operation. Each Class A License granted entitles the licensee to develop and operate a Class B licensee or, if authorized, multiple Class B licensees.  The duration of both the Class A and Class B License initially runs for two one-year terms; thereafter, for four-year terms. In conjunction with the renewal of each license, the Commission requires the filing of a Riverboat Gaming Renewal Application form and renewal fees.  In conjunction with each renewal, the Commission may conduct an additional investigation of the licensee with specific emphasis on new information provided in the Riverboat Gaming Renewal Application form. The Commission also possesses the right to periodically conduct a comprehensive investigation on any Class A, Class B, supplier or key person licensee since the date on which the last comprehensive investigation was conducted. The Commission also licenses the serving of alcoholic beverages on riverboats and related facilities operated by the Class A or Class B.

In determining whether to grant and allow the continued possession of a gaming license, the Commission considers the following factors, among others: (i) the integrity of the applicant; (ii) the types and variety of games the applicant may offer; (iii) the quality of the physical facility, together with improvements and equipment; (iv) the financial ability of the applicant to develop and operate the facility successfully; (v) the status of governmental actions required by the facility; (vi) the management ability of the applicant; (vii) compliance with applicable statutes, rules, charters and ordinances; (viii) the economic, ecological and social impact of the facility as well as the cost of public improvements; (ix) the extent of public support or opposition; (x) the plan adopted by the home dock city or county; and (xi) effects on competition.

A licensee is subject to the imposition of penalties, suspension or revocation of its license for any act that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the State of Missouri, including without limitation: (i) failing to comply with or make provision for compliance with the legislation, the rules promulgated thereunder or any federal, state or local law or regulation; (ii) failing to comply with any rules, order or ruling of the Commission or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity who does not hold a supplier’s license but who is required to hold such license by the legislation or the rules; (iv) being suspended or ruled ineligible or having a license revoked or suspended in any state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records, or who have failed to cooperate with any officially constituted investigatory or administrative body and would adversely affect public confidence and trust in gaming; (vi) employing in any Missouri gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any gambling game; (vii) use of fraud, deception, misrepresentation or bribery in securing any license or permit issued pursuant to the legislation; (viii) obtaining any fee, charge or other compensation by fraud, deception or misrepresentation; and (ix) incompetence, misconduct, gross negligence, fraud, misrepresentation or dishonesty in the performance of the functions or duties regulated by the Missouri Riverboat Gambling Act.

Any transfer or issuance of ownership interests in a publicly held gaming licensee or its holding company that results in an entity or group of entities acting in concert owning, directly or indirectly, an aggregate ownership interest of 5% or more in the gaming licensee must be reported to the Commission within seven days. Further, any pledge or hypothecation of, or grant of a security interest in, 5% or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Commission within seven days.  The Commission will impose certain licensing requirements upon a holder of an aggregate ownership interest of 5% or more in a publicly-traded Missouri Class A or Class B licensee, unless such holder applies for and obtains an institutional investor exemption in accordance with the Missouri gaming regulations.  The Executive Director of the Commission may grant a waiver to an institutional investor that holds up to 10% of the outstanding equity of the Missouri licensee.  The Commission itself may grant a waiver to an institutional investor that holds up to 20% of the outstanding equity of the Missouri licensee.  No investor may increase holdings above 25% without triggering a change in control that requires prior approval by the Commission.  The Commission may grant a petition to approve a change in control if the petitioner proves that (i) the transfer is in the best interest of the state of Missouri and would have no potential to affect suitability of the gaming operation; (ii) the transfer is not injurious to the public health, safety, morals, good order, or general welfare of the state; (iii) it would have no material negative competitive impact; and (iv) it would not potentially result in any significant negative changes in the financial condition of the licensee.  In addition, any sale, transfer or lease of the Class B’s real estate (outside of the normal course of business) shall trigger a change in control that requires prior approval by the Commission.  The petition to approve a change in control in such an instance will be considered by the Commission using the same criteria set forth above for an ownership interest change in control.

Every employee participating in a riverboat gaming operation must hold an occupational license. In addition, the Commission issues supplier’s licenses, which authorize the supplier licensee to sell or lease gaming equipment and supplies to any licensee involved in the operation of gaming activities. Class A and Class B licensees may not be licensed as suppliers.

Riverboat gaming activities may only be conducted on, or within 1,000 feet of the main channel of, the Missouri River or Mississippi River.  Minimum and maximum wagers on games are set by the licensee, and wagering may be conducted only with a cashless wagering system, whereby money is converted to tokens, electronic cards or chips that can only be used for wagering. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed excursion gambling boat.

The Missouri Riverboat Gambling Act imposes a 21% wagering tax on adjusted gross receipts (generally defined as gross receipts less winnings paid to wagerers) from gambling games. The tax imposed is to be paid by the licensee to the Commission on the day after the day when the wagers were made. Of the proceeds of the wagering tax, 10% of such proceeds go to the local government where the home dock is located, and the remainder goes to the State of Missouri.

The Missouri Riverboat Gambling Act also requires that licensees pay a two dollar admission tax to the Commission for each person admitted to a gaming cruise. One dollar of the admission fee goes to the State of Missouri, and one dollar goes to the home dock city in which the licensee operates. The licensee is required to maintain public books and records clearly showing amounts received from admission fees, the total amount of gross receipts and the total amount of adjusted gross receipts. In addition, all local income, earnings, use, property and sales taxes are applicable to licensees. From time to time, there have been several proposed bills pending before the Missouri General Assembly which, individually or in combination, if adopted, would (1) allow gaming credits to be used in food and beverage purchases, (2) adjust the amount of wagering tax imposed on adjusted gross receipts of licensees and/or (3) adjust the amount of admission tax paid by the licensee for each person admitted for a gaming cruise.  Currently, there are two bills pending before the Missouri General Assembly for the expansion of gaming in the state.  The Missouri sports betting bill would allow Class B gaming licensees and daily fantasy sports licensees to conduct sports wagering.  The Missouri VLT bill would allow the state lottery to operate video gaming terminals, similar to slot machines, at various bars, restaurants, veterans and fraternal organizations and convenience stores throughout the state.  Each of these bills are in the early stages of the law making process.  Consequently, it is unclear whether there will be effective support in the Missouri General Assembly to move the bills forward.

Nevada Regulation and Licensing.  The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act (the “Nevada Act”) and regulations promulgated under the Nevada Act and various local regulations.  ERI’s Nevada gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the City of Reno, which we refer to collectively as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the establishment and maintenance of responsible accounting practices and procedures;
•

the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
•	the prevention of cheating and fraudulent practices;
•	the maintenance of a Gaming Compliance and Reporting Plan, including the establishment of a Gaming Compliance Committee and the retention of a Corporate Compliance Officer; and
•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on ERI’s gaming operations and its related businesses, financial condition, and results of operations.

Business organizations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities.  A gaming license requires the periodic payment of fees and taxes and is not transferable. ERI is registered by the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) that is authorized to own all of the membership interests of Eldorado Holdco, LLC (“Holdco”) which, in turn, owns all of the membership interests in CC-Reno LLC, the licensed operator of Circus Circus Reno; Eldorado Resorts, LLC, the licensed operator of the Eldorado Hotel & Casino; and the owner of all of the membership interests in Circus and Eldorado Joint Venture, LLC, the licensed owner of the Silver Legacy Resort Casino ( the foregoing are collectively referred to as the “Nevada Licensed Subsidiaries”).  As a Registered Corporation, ERI is required to submit periodic detailed financial and operating reports to the Nevada Commission and to furnish any other information which the Nevada Commission may require. HoldCo is approved and registered as a private holding company authorized to own and control all of the membership interests in the Nevada Licensed Subsidiaries through various subsidiaries.  Holdco also owns and operates the Louisiana Partnership, the operator of the Eldorado Shreveport in Shreveport, Louisiana.

No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of profits from, any of the Nevada Licensed Subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities.   ERI, Holdco, and all of the Nevada Licensed Subsidiaries have obtained from the Nevada Gaming Authorities all of the various registrations, approvals, permits and licenses required in order to continue gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, ERI, Holdco, and any of Nevada Licensed Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee.  Certain officers, directors, and certain key employees of ERI, Holdco, and the Licensed Nevada Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities.  The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable.  A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities within 30 days as prescribed by law and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with ERI, Holdco, or  any of the Nevada Licensed Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require ERI or any of its subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

ERI and its Nevada Licensed Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Nevada Licensed Subsidiaries must be reported to, and/or approved by, the Nevada Commission.

If it were determined that the Nevada Gaming Control Act was violated by any of the Nevada Licensed Subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures.  In addition, ERI and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act or the regulations adopted thereunder at the discretion of the Nevada Commission.  Further, a supervisor could be nominated by the Nevada Commission for court appointment to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada.  Supervisors appointed under such provisions of law have powers similar to those of court appointed receivers.  Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect ERI’s gaming operations and its related businesses, financial condition and results of operations.

Any beneficial holder of ERI’s voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability reviewed as a beneficial holder of ERI’s voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.  The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.  Refusal to comply with such requirements can result in the person being found unsuitable to be involved with any licensed Nevada gaming operation including all businesses affiliated therewith.

The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a Registered Corporation to report the acquisition to the Nevada Commission.  The Nevada Gaming Control Act requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation to apply to the Nevada Commission for a finding of suitability within 30 days after the Chair of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 25%, of a Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.  An institutional investor that has obtained such a waiver may, in certain circumstances, hold up to 29% of a Registered Corporation’s voting securities and maintain its waiver for a limited period of time.  An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Registered Corporation’s board of directors, any change in the Registered Corporation’s corporate charter, bylaws, management, policies or operations, or of any of its Nevada Licensed Subsidiaries’ charters, bylaws, operating agreements operations, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only.  Activities that are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and
•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.  The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chair of the Nevada Board, may be found unsuitable.  The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner.  Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense.  ERI may be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with ERI, or any of its Nevada Licensed Subsidiaries, ERI:

•	pays the unsuitable person any dividend or interest upon voting securities of ERI;
•	allows the unsuitable person to exercise, directly or indirectly, any voting right conferred through securities held by the person;
•	pays remuneration in any form to the unsuitable person for services rendered or otherwise; or
•	fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

Further, the Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation or any of the Nevada Licensed Subsidiaries to file applications, be investigated and be found suitable to own the debt security of the issuer.  If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Gaming Control Act, the Registered Corporation and its Licensed Subsidiaries that are involved can be sanctioned, including the loss of approvals and licenses, if without the prior approval of the Nevada Commission, it or they:

•	pay to the unsuitable person any dividend, interest, or any distribution whatsoever;
•	recognize any voting right by such unsuitable person in connection with such securities;
•	pay the unsuitable person remuneration in any form; or
•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

ERI is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time.  If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities.  A failure to make such disclosure may be grounds for finding the record holder unsuitable.  ERI will also be required to render maximum assistance in determining the identity of the beneficial owner.

ERI is not be permitted to make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds derived therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.  Any representation to the contrary is unlawful.  In July 2015, the Nevada Commission granted us approval for three years, the maximum time permitted, in which to make public offerings of debt or equity, which approval was amended in May 2016 to include CC-Reno LLC and Silver Legacy Joint Venture. This three-year approval or continuous or delayed public offering approval, also known as a shelf approval, is subject to certain conditions and expires in July 2018, at which time we will seek to renew the approval.  Any approval granted by the Nevada Commission for such offerings may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chair of the Nevada Board.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Persons seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with any entity proposing to acquire control, to be investigated, and be licensed or found suitable as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;
•	preserve the beneficial aspects of conducting business in the corporate form; and
•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated.  Registered Corporations are also required under the Nevada Gaming Control Act to apply for and obtain the prior approval of the Gaming Commission of any plan of recapitalization proposed by its board of directors in response to a tender offer made directly to its stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and the City of Reno.  Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon:

•	a percentage of the gross revenues received;
•	the number of gaming devices operated; and
•	the number of table games operated.

An excise tax is also paid by casino operations upon the amount of consideration collected in connection with admission to certain indoor or outdoor premises or areas where live entertainment is provided, subject to certain exclusions.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming.  The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission.  Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act.  Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable.  The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

Ohio Regulation and Licensing.  In the state of Ohio, ERI owns and operates, through MTR and its wholly owned subsidiary, Scioto Downs, Inc. (together with its own wholly owned subsidiaries, “SDI”), the Scioto Downs Racino in Columbus, Ohio. Scioto Downs offers live harness racing, onsite pari-mutuel wagering, and thoroughbred, harness and greyhound race simulcast and wagering (collectively, “Live Racing”), and VLTs.

The operation and management of Scioto Downs are subject to extensive state regulation.  Live Racing and VLT gaming are each regulated by statute, regulation and rule.  SDI’s VLT gaming operations are also regulated by the terms and conditions of SDI’s Video Lottery Sales Agent License (“VLT Gaming License”) from the Ohio Lottery Commission (“OLC”).

Live Racing.  The Ohio State Racing Commission (“OSRC”), which is comprised of 5 members appointed by the Governor of the State of Ohio, has regulatory oversight of Live Racing in Ohio. The OSRC establishes the rules and conditions for Live Racing and the forms of wagering that are permitted, and issues permits for Live Racing.  SDI must maintain a permit with OSRC in order to lawfully offer Live Racing.  Such permits are issued for one year and are renewable.  OSRC shall renew Live Racing permits unless OSRC rejects the application for renewal for good cause.

In connection with obtaining and maintaining its Live Racing permit, SDI must disclose substantial information to OSRC, including the following:

•	the names and addresses of all SDI directors and stockholders;
•	the dates and locations of race meetings;
•	the hours of operation on each racing day;
•	a list of names of all required race officials;
•	current accurate financial statements of SDI prepared and certified by an independent certified public accountant; and
•	other information as OSRC requires.

SDI’s Live Racing permit is neither assignable nor transferrable.

OSRC may suspend, diminish or revoke SDI’s Live Racing permit in the event that SDI violates the rules or conditions prescribed and promulgated by OSRC.

OSRC has broad authority to regulate Live Racing. OSRC regulation of SDI’s Live Racing includes regulating the days and hours that SDI may conduct live harness racing, the number of live races conducted by SDI, the number of days each year that SDI provides simulcast wagering, the races for which SDI may provide simulcast wagering and the equipment and facility requirements for Live Racing.

OSRC has broad powers to investigate, monitor and police Live Racing. OSRC has the right of full and complete entry to any and all parts of the grounds of SDI. OSRC may at any time engage auditors to examine the books and records of SDI. Upon demand from OSRC, SDI must furnish OSRC a full and complete statement of receipts, expenditures, attendance and such other information as OSRC may require.

If OSRC were to suspend, diminish, revoke or refuse to renew SDI’s Live Racing permit, SDI would have to stop providing Live Racing and VLT gaming (see below).

Ohio law assesses special taxes on money wagered on Live Racing and sets the limit on the amount of money wagered on Live Racing that SDI may retain.  Changes in these laws could have a significant impact on the profitability of SDI’s Live Racing business.

Additionally, by rule of OSRC or by agreement between SDI and the horseman’s association, a percentage of SDI’s VLT Gaming commission shall be paid to OSRC for the benefit of horse breeding and racing in Ohio. Accordingly, pursuant to an agreement with the relevant horseman’s association, effective January 1, 2014, 10.5% of SDI’s VLT Gaming commission will be paid to OSRC for the benefit of the horseman’s association.

SDI employees and other persons (“Live Racing Personnel”) involved in providing Live Racing at SDI facilities must have licenses issued by OSRC prior to such employment or involvement.  It is SDI’s responsibility to have all Racing Personnel fingerprinted before gaining access to SDI’s racing premises.  OSRC may issue, deny, suspend or revoke licenses to Live Racing Personnel as is in the public interest for the purpose of maintaining a proper control over horse racing.  OSRC, as is in the public interest for the purpose of maintaining proper control over horse racing, also may rule any person off SDI’s Live Racing premises.

VLT Gaming.  VLT gaming is regulated by OLC, which is comprised of 9 members appointed by the Governor of the State of Ohio. The executive officer of OLC is a director (“Ohio Director”) who is appointed by the Governor of the State of Ohio.  OLC has the authority to promulgate rules under which VLT gaming may be conducted, and issues and oversees VLT gaming licenses.

Under Ohio law, SDI’s VLT Gaming License is not transferrable for five years after its initial issuance.  Any ownership interest in SDI, directly or indirectly, through the immediate holding company of SDI, that is acquired after the date that SDI’s VLT Gaming License was issued by a person or entity not previously holding an ownership interest in SDI, which would result in such person or entity obtaining control of SDI is considered a “transfer.” In this context, “control” means any of the following:

•	holding fifty per cent or more of the outstanding voting securities of SDI;
•	having the right in the event of dissolution to fifty per cent or more of the assets of SDI; or
•	having the contractual power presently to designate fifty percent or more of the directors of SDI.

SDI’s VLT Gaming License was issued on or about May 22, 2012.  Any strategic transaction involving SDI that constitutes a “transfer” of SDI, within the meaning discussed above, before the fifth anniversary of the issuance of SDI’s VLT Gaming License may result in the suspension, modification or revocation of SDI’s VLT Gaming License. A suspension or revocation of SDI’s VLT Gaming License would necessitate the cessation of SDI’s VLT gaming operations.

In order to lawfully conduct VLT Gaming, SDI must maintain a Live Racing permit from OSRC and a VLT Gaming License from OLC.  Only the holder of a Live Racing permit from OSRC is authorized to hold a VLT Gaming License.

In order to maintain its VLT Gaming License, SDI is required to keep its VLT Gaming License application updated and complete. Updates may be required because of changes to SDI’s ownership (direct or indirect), management or business, or because the Ohio Director updates the application requirements.  SDI must annually make application to renew its VLT Gaming License and every three years SDI must resubmit a complete VLT Gaming License application.

The amount of information SDI is required to disclose and keep updated on its VLT Gaming License application is extensive.  SDI’s VLT Gaming License application includes information about SDI and SDI’s Principals (defined below), including, but not limited to:

•	information about all holding companies, intermediaries, subsidiaries and affiliates of SDI;
•	any criminal charges or convictions of SDI;
•

name, address, employer identification number or social security number, date of birth, compensation and any criminal charges or convictions for each of SDI’s officers, directors, and shareholders having directly or indirectly an ownership interest of five percent or more in SDI (collectively, “SDI’s Principals”);

•	a description of all bonus, profit sharing, pension, retirement, deferred compensation and similar plans of SDI;
•	a description the stock of SDI, and of all holding companies, intermediaries, subsidiaries and affiliates of SDI;
•	proof that SDI holds a Live Racing permit;
•	a description of all debt of SDI, and of all holding companies, intermediaries, subsidiaries and affiliates of SDI;
•	a list of the holders of debt of SDI, and all holding companies, intermediaries, subsidiaries and affiliates of SDI;
•	a description of any securities options of SDI and the identification of persons holding such options;
•	information regarding the banks, savings and loan associations and other financial institutions of SDI;
•	information about all the stock that SDI holds in other entities;
•	a description of any civil litigation to which SDI, or any holding company, subsidiary or affiliate of SDI, is or was a party;
•

information about any judgment, order, consent decree or consent order pertaining to a violation of federal antitrust, trade regulation or securities laws, or of similar laws of any state province or country, entered against SDI;

•	information regarding any bankruptcy or insolvency proceedings of SDI or certain SDI Principals;
•	information regarding the licensing history of SDI and SDI Principals;
•	information relating to contributions and disbursements of SDI and SDI Principals;
•	a business plan for the Scioto Downs Racino;
•	SDI’s security and surveillance plan;

•	consent to background checks for SDI and SDI’s Principals;
•	a commitment to deliver acceptable forms of credit (e.g., surety bond) and evidence of insurance, meeting the requirements of the Ohio Director;
•	a schedule of all fixtures and equipment, upon request of the OLC;
•	a commitment to maintain and timely repair video lottery terminals;
•	a commitment to purchase or lease video lottery terminals only from technology providers approved by the Ohio Director;
•	an agreement to clearly separate between the Live Racing wagering and the VLT gaming areas at the Scioto Downs Racino;
•	an agreement to a capital improvement plan in accordance with the Ohio Director’s standards and timetable; and
•	disclosure of all employees of SDI who earn over $150,000 in annual compensation.

Each time SDI submits additional information of OLC in connection with SDI’s VLT Gaming License, the Ohio Director maintains discretion to suspend, revoke or reconsider the application or otherwise modify the conditions of the issuance of SDI’s VLT Gaming License. If SDI’s VLT Gaming License is suspended, revoked or not renewed, SDI would have to cease its VLT Gaming business.

SDI’s VLT Gaming License is subject to suspension, modification, revocation or fines as authorized by statute, rule, regulation, policy order or directive of OLC or the Ohio Director.

The Ohio Director may suspend or revoke SDI’s VLT Gaming License in the event that SDI does any of the following:

•	fails to meet the requirements and standards for the issuance of a VLT Gaming License;
•	fails to pay any required licensing fee;
•	fails to maintain any required surety bond, letter of credit, or other form of credit authorized or required by the Ohio Director;
•	fails to maintain any insurance required by the Ohio Director;
•	makes a fraudulent representation in connection with an application relating to the VLT Gaming License or SDI’s conduct;
•	fails to promptly and accurately settle the accounts of VLT transactions and/or pay to the OLC the amounts due from VLT sales due the OLC;
•	fails to credit or pay a winning VLT participant as required by the OLC’s rules, regulations, policies, orders or directives;
•	allows an individual under the age of twenty-one to play video lottery games or to be paid a VLT prize payment;
•	fails to maintain adequate and sufficient security at SDI’s licensed facility;
•	offers a VLT game that has not been approved by the director or commission, as applicable;
•	maintains, installs or operates devices for the sale of VLT at the facility approved for a VLT Gaming License other than VLT terminals authorized and approved by the Ohio Director;
•

fails to purchase, lease, maintain or timely repair the minimum number of VLT terminals as required by the Ohio Director or purchases, leases or maintains an amount of VLT terminals in excess of a maximum number authorized by the lottery act, all rules, terms and conditions, policies, orders and directives adopted, promulgated or issued by the OLC or the Ohio Director;

•	fails to comply with the terms and conditions of The Americans with Disabilities Act of 1990;
•	fails to provide any required notice or failure to obtain any required approval prior to relocation or transportation of a VLT terminal;

•	fails to make capital improvements as required by an OLC rule, regulation, policy, order or directive, and/or fails to meet financial obligations necessary for the continued operation of VLT;
•	acts in a manner that impacts or has the likelihood of impacting the efficient operation or integrity of VLT; or
•	fails to adhere to all the terms and conditions set forth in SDI’s VLT Gaming License.

The Ohio Director may also suspend or revoke SDI’s VLT Gaming License if SDI or any SDI Principal is convicted of criminal violations that may negatively impact the integrity of the lottery, or if any of them have experience, character or general fitness that the Ohio Director believes would be inconsistent with the public interest, convenience or trust.

As necessary for reasons related to public safety, convenience or trust which require immediate action, the Ohio Director may order the immediate and indefinite disabling of all or a portion of SDI’s VLT Gaming operations and removal of video lottery equipment at SDI’s VLT Gaming facility.  In the event of such action, the Ohio Director must give SDI a subsequent opportunity for an adjudication hearing.

OLC and the Auditor of the State of Ohio have broad powers under Ohio law to investigate and monitor VLT Gaming operations. They may at any time examine, inspect, test or access for any purposes all records, files, equipment, other documents, video lottery terminals, and hardware and software used in connection with video lottery. SDI must allow inspections of its licensed premises at any time as authorized by the Ohio Director.

Under the terms and conditions of SDI’s VLT Gaming License, SDI has also consented to OLC having the power and authority with good cause shown, without notice and without warrant at any time, to do any of the following:

•	inspect any video lottery terminals, central monitoring system, or associated equipment and software about, on or around SDI’s facilities;
•

inspect and examine all premises in which SDI conducts VLT gaming or any authorized video lottery terminals, central monitoring system, or associated equipment and software designed, built, constructed, assembled, manufactured, sold, distributed, or serviced, or in which records of those activities are prepared or maintained;

•

seize summarily and remove from SDI’s premises and impound, assume physical control of, or disable any video lottery terminals, central monitoring system, or associated equipment and software for the purposes of examination and inspection;

•

inspect, examine and audit books, records, and documents concerning SDI’s VLT gaming activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to SDI’s VLT gaming activities; and

•	seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to VLT Gaming.

Pursuant to paragraph (A) of rule 3770:2-3-08 of the Ohio Administrative Code and the terms of SDI’s VLT Gaming License, OLC will pay SDI a commission in the amount of 66.5% of the video lottery terminal income generated by SDI. “Video lottery terminal income” is defined as credits played, minus approved video lottery terminal promotional gaming credits, minus video lottery prize awards.

A change to these regulations could have a significant impact on the profitability of SDI’s VLT Gaming business.

SDI employees involved with VLT gaming are also required to obtain and maintain a license from OLC prior to being involved in video lottery licensed activities.  An application for a VLT gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation.

Pennsylvania Regulation and Licensing.  In the State of Pennsylvania, ERI owns and operates, through MTR and its wholly owned subsidiary, Presque Isle Downs, Inc., the Presque Isle Downs & Casino in Erie, Pennsylvania. Presque Isle Downs is subject to rules and regulations promulgated the Pennsylvania Gaming Control Board (“PGCB”), the Pennsylvania Horse Racing Commission and the requirements of other agencies. ERI also operates, through Isle of Capri Casinos, LLC and its wholly owned subsidiary, IOC-PA, LLC (“IOC-PA”) a casino facility known as Lady Luck Casino - Nemacolin. IOC-PA entered in to a Management Agreement with Nemacolin Woodlands Resort (“Nemacolin”) and Woodlands Fayette, LLC (“Woodlands Fayette”) to develop and manage a Category 3 slot license casino at Nemacolin in Fayette County, Pennsylvania.  IOC PA is also subject to the rules and regulations of the PGCB.

Pennsylvania Gaming Control Board.  The PGCB was created in 2004 by the Pennsylvania Race Horse Development and Gaming Act (“Gaming Act”). The Gaming Act approved slot machine casinos to operate in Pennsylvania under a comprehensive regulatory scheme.  In January 2010, the Pennsylvania legislature amended the Gaming Act to permit licensees to operate table games, including poker, blackjack, baccarat, roulette, and craps (“Table Game Amendment.). The most recent amendment to the Gaming Act was of the passage of Act 42 of 2017 (House Bill 271), and signed in to law by the Governor on October 30, 2017 (the Gaming Act, Table Game Amendment and Act 42 shall collectively be referred to as the “Amended Gaming Act”).  The Amended Gaming Act expanded gaming in Pennsylvania in a variety of ways, and permits interactive gaming, airport gaming, fantasy sports, and a new category of casino known as a Category 4 slot license to complement the existing Category 1, 2, and 3 slot licenses.

The PGCB consists of seven voting members, three are appointed by the Governor of the Commonwealth of Pennsylvania and one by each of the four legislative caucuses. A supermajority vote consisting of each of the legislative commissioners and at least one gubernatorial commissioner is required for PGCB decisions.  The Secretary of Revenue, the Secretary of Agriculture, and the Treasurer of the Commonwealth serve as ex officio members of the PGCB.  Generally, the PGCB is mandated to protect the public through the regulation and policing of all activities involving gaming.

Presque Isle Downs. Under the Amended Gaming Act, the PGCB is authorized to issue casino licenses to four categories of operators.  Presque Isle Downs is a “Category 1” licensee, which is reserved for owners and operators of horse race tracks.  Category 1 licensees are permitted up to 5,000 slot machines and may petition the PGCB for permission to operate up to 250 table games. Presque Isle Downs currently has 1,593 slot machines, 30 table games, 2 electronic table games, and 7 poker tables.

Category 1 licensees, like Presque Isle, are assessed an initial license fee of $50,000,000.  The license fee for the Table Games Certificate was $16,500,000, but for any Category 1 or Category 2 licensee licensed after June 1, 2010, the fee is $24,500,000.  Under the Amended Gaming Act Licensees also must pay taxes on slot machine “gross terminal revenues” (the difference between wagers and pay-outs) in the following amounts:

•	34% to the Commonwealth of Pennsylvania;
•	2% to the local county in which the gaming facility is located;
•	6% to the Pennsylvania Gaming Economic Development Tourism Fund; and
•	11% to support the horse race industry.

The following tax rates apply to table games and are based on “daily gross table games revenue” (calculated in essentially the same manner as “gross terminal revenue”):

•	14% to the Commonwealth of Pennsylvania on non-electronic table games;
•	34% to the Commonwealth of Pennsylvania on fully electronic table games; and
•	2% to the local municipalities in which the gaming facility is located on all games.

In addition to the above, Category 1, 2, and 3 licensees are required to pay a 1.8% administrative fee on gross gaming revenues that covers the cost of regulation by the PGCB, the State Police, and the Department of Revenue.

Further, under the Amended Gaming Act, Category 1 and Category 2 slot licensees, must pay an annual slot machine supplemental assessment fee of $10 million, which is to be placed into a Casino Marketing and Capital Development Account (CMCD). The Amended Gaming Act then authorizes the PGCB to re-distribute the amounts in the CMCD to certain slot machine licensees based upon their annual revenues. The PGCB distribution is set forth under a formula based on Gross Terminal Revenue. For example, the PGCB is required to distribute $4 million per year to Category 1 and Category 2 casinos that have less than $150 million in gross terminal revenue.  The provision sunsets after 10 years or when all Category 1 and Category 2 casinos exceed $200 million in gross terminal revenue. This provision of the Amended Gaming Act is being challenged by Sands Bethworks Gaming LLC as unconstitutional in a lawsuit against the Pennsylvania Department of Revenue and the PGCB in the Supreme Court of Pennsylvania. This lawsuit was filed in December of 2017, and is currently pending.

There is an additional requirement imposed on all Category 1, 2, and 3 casino operators to repay a loan obtained from the Commonwealth of Pennsylvania to cover the initial regulatory start-up costs before any of Pennsylvania’s casinos began operations.  The repayment amount of $63.8 million is a ten-year requirement assessed against each property’s gross terminal revenue according to a formula established per a pronouncement of the PGCB dated July 11, 2011.  The formula averages the property’s percentage annual gross terminal revenue of the total from all properties each year with its cumulative percentage of all gross terminal revenue generated since gaming commenced in the Commonwealth of Pennsylvania.  The average obtained is applied against the $6.38 million payment to be made each year, the final payment to be due on January 1, 2021. Under the Amended Gaming Act, the legislature enacted a provision to expedite the repayment of a portion ($36.1 million) of the loans provided to the PGCB, the Department of Revenue, and the State Police to cover their initial costs of start-up and operation. Under the new formula, each Category 1, Category 2, and Category 3 licensed facility must pay a pro rata share of the $36.1 million by June 30, 2019. The PGCB has set a payment schedule calling for payments by licensees on a quarterly basis until June 30, 2019. The quarterly payment due from Presque Isle Downs starting January 2018, is $247,247. The quarterly payment due from IOC PA under its agreement with Woodlands Fayette starting January 2018, is $66,601.

Any person who acquires beneficial ownership of 5% or more of the publicly traded voting securities of the licensee or an entity that controls the licensee will be required to apply to the PGCB for licensure, obtain licensure and remain licensed. Licensure requires, among other things, that the applicant establish by clear and convincing evidence the applicant’s good character, honesty and integrity.  Additionally, any trust that holds 5% or more of the voting securities of a licensee or any entity that controls the licensee is required to be licensed by the PGCB and each individual who is a grantor, trustee or beneficiary of the trust is also required to be licensed by the PGCB. Under certain circumstances and under the regulations of the PGCB, an “institutional investor” as defined under the regulations of the PGCB, which acquires beneficial ownership of 5% or more, but less than 10%, of the voting securities of a licensee or of any entity that controls the licensee, may be waived from licensure by the PGCB provided the institutional investor files an Institutional Notice of Ownership Form with the PGCB Bureau of Licensing and has filed, and remains eligible to file, a statement of beneficial ownership on Schedule 13G with the SEC as a result of this ownership interest.  In addition, any beneficial owner of our voting securities, regardless of the number of shares beneficially owned, may be required at the discretion of the PGCB to file an application for licensure.

In the event a security holder is required to be found qualified and is not found qualified, the security holder may be required by the PGCB to divest its interest at a price not exceeding the value of the interest. Key employees, gaming related vendors, suppliers, slot machine manufacturers and management companies are also required to be licensed. The PGCB reserves the right to require any investor or person associated with a licensee to be licensed. Licensees are prohibited from making any political contributions to Pennsylvania candidates or Pennsylvania political parties under the Amended Gaming Act.

The Amended Gaming Act also requires that a slot machine licensee shall notify the PGCB and receive the PGCB’s consent prior to any “change in control” of the slot machine licensee.  A change in control is defined as the acquisition by a person or group of persons acting in concert of more than twenty percent of the slot machine licensee’s securities or other ownership interests or the purchaser of the assets, other than in the ordinary course of business, of any slot machine licensee.  The person or entity purchasing the assets which results in a change of control is required to: (1) independently qualify for a license in accordance with the licensing requirements of the Amended Gaming Act and (2) for a Category 1 or Category 2 slot licensee  pay a license fee of up to $50,000,000.  The Amended Gaming Act provides that the PGCB may in its discretion reduce, but not eliminate the requirement that a license fee of $50,000,000 be paid.  On December 18, 2007, the PGCB approved a presumptive fee for a change of control of $2.5 million, unless special circumstances would dictate otherwise.  The guidance from 2007 is discretionary and the PGCB may modify this fee as it deems appropriate. The PGCB may provide up to 120 days for any person who is required to apply for a license and who is found not qualified to completely divest the person’s ownership interest.

Pennsylvania State Horse Racing Commission.  Under the Race Horse Industry Reform Act and Act 7 (collectively the “Racing Act”), the Pennsylvania State Horse Racing Commission (“Racing Commission”) is mandated to supervise thoroughbred horse race meetings, and standardbred horse race meetings in Pennsylvania at which pari-mutuel betting is conducted. The Racing Commission is also charged with licensing operators of thoroughbred horse race tracks and other persons involved in the thoroughbred horse race industry in Pennsylvania. The Racing Act authorizes the Racing Commission to issue up to six operator licenses for thoroughbred racing tracks and up to five licenses to operate harness racing tracks.

The Racing Act and regulations promulgated by the Racing Commission provide detailed regulations relating to such things as licensing, wagering, simulcasting, sale of liquor, maintenance of grounds and facilities, and operation of races.  The Racing Act provides that persons and/or entities that operate racing facilities must be licensed, including owners, trainers, jockeys, veterinarians, and all track employees.  The Racing Commission is prohibited from issuing a license to any owner, officer, director or manager of the applicant who has been convicted of:

(i)	A felony in any jurisdiction.

(ii)	A misdemeanor gambling offense in any jurisdiction, unless 15 years has elapsed from the date of conviction.
(iii)	Fraud or misrepresentation in any jurisdiction related to horse racing or horse breeding, unless 15 years has elapsed from the date of conviction.
(iv)	An offense relating to cruelty to animals.
(v)	An offense related to fixing or rigging horse races.

Prospective licensees are required to file an application on forms prescribed by the Racing Commission, agree to be fingerprinted as required by the Racing Commission, and agree to full disclosure and investigation of criminal and employment records. The Racing Commission also requires payment of application fees and licensing fees for each person and entity licensed.  A licensed racing entity may not transfer a license without the approval of the PA Racing Commission. A “transfer” is defined as a sale, transfer or exchange of stock or the creation of a beneficial, legal or equitable interest therein.

As a matter of practice, the Racing Commission typically requires applications to be filed by entities and individuals that are also required to file applications and be licensed with the PGCB under the Gaming Act. Additionally, the PA Racing Commission typically does not conduct its own background investigation into applicants if the PGCB is conducting background investigations regarding those applicants. Rather, the Racing Commission will consult with, and consider the investigation conducted by the PGCB when deciding whether to grant a license.

As the holder of a Category 1 license, Presque Isle Downs has the obligation to create a fund to be used for the capital improvements and maintenance of the backside area of its racetrack with an amount of not less than $250,000 or more than $1.0 million annually for a five-year period beginning in 2017.

Lady Luck Casino – Nemacolin. IOC-PA operates under a Management Company License issued by the PGCB and is party to a management agreement with Woodlands Fayette which permits it to manage and operate the Category 3 slot license casino at Nemacolin Resort in Fayette County, Pennsylvania. In April 2011, Woodlands Fayette was awarded the Category 3 license after a competitive process and on August 20, 2012, the Pennsylvania Supreme Court affirmed the award.  On January 9, 2013, the PGCB approved IOC-PA as the manager of Lady Luck Casino Nemacolin, and approved the Management Agreement with Nemacolin and Woodlands Fayette.  In addition, a table game operation certificate was awarded on February 20, 2013.  All final regulatory approvals were received and the casino opened on July 1, 2013.  IOC PA currently operates 600 slot machines and 27 table games.

The license fee for a Category 3 slot machine license is $5 million. The license fee for a Category 3 table game operation certificate was $7.5 million for a petition submitted on or before June 1, 2010 and $11.25 million thereafter. The current license fee for a Category 3 Management Company license is $250,000. Under the Amended Act, the licenses to be issued to slot machine licensees and management companies are valid for five years from the date the license or renewal is approved by the PGCB.

Any amendments to the management agreement between IOC PA and Woodlands Fayette must be submitted to the PGCB 30 days prior to the effective date of the proposed amendment and shall not become effective until the PGCB has reviewed and approved the terms and conditions thereof.  As the management company, IOC-PA, may be jointly and severally liable for any act or omission by Woodlands Fayette as the slot machine licensee for any violation of the Amended Gaming Act or the regulations, regardless of actual knowledge by IOC-PA of the act or omission.

Unlike the Category 1 and 2 licensed facilities which are open to the general public, the holder of a Category 3 license may only permit entry into the gaming area of the facility by the following:

(1)                                 A registered overnight guest of the resort.

(2)                                 A patron of one or more of the amenities of the resort.  A patron of an amenity is any individual who is a registered attendee of a convention, meeting or banquet event or participant in a sport or recreational event or any other social, cultural or business event held at a resort hotel or who participates in one or more of the amenities provided to registered guests of the hotel in return for non-de minimis consideration, currently defined by the PGCB as $10.00. A patron of an amenity at the resort may be permitted unlimited access to the gaming floor for one 24 hour period within 72 hours of use of the amenity.

(3)                                 An authorized employee of the licensee or gaming service provider, of the PGCB or any regulatory, emergency response or law enforcement agency while engaged in the performance of the employee’s duties.

(4)                                 An individual holding a valid membership approved by the PGCB or a guest of such individual.  The PGCB may approve seasonal or year-round memberships that allow an individual to use one or more of the amenities provided by the resort, based upon the duration of the membership, the amenity covered by the membership and whether the fee charged represents the fair market value for the use of the amenity.

Under the Amended Gaming Act, a Category 3 licensee may eliminate the above entry requirements to the gaming floor upon payment of a one-time fee of $1 million. In addition, a Category 3 slot licensee may petition the PGCB to add up to 250 additional slot machines for a payment of $2.5 million.

The gaming tax structure for a Category 3 slot licensee is the same as the Category 1 slot licensee structure, however the Category 3 slot licensee is not required to pay the annual slot machine supplemental assessment fee for the CMCD.  Consistent with the requirements for a Category 1 slot licensee noted above, under a Management Company license certain persons affiliated with IOC-PA, including ERI’s directors, key employees, and any person who acquires a 5% or greater beneficial interest of our voting securities, will be required to apply to the PGCB for licensure, obtain licensure and remain licensed.  The same licensing and suitability standards that apply to a Category 1 license holder apply to a Management Company licensee.

Similar to the requirements for change of control imposed on Category 1 licensees, a Management Company licensee must notify the PGCB immediately upon becoming aware of any proposed or contemplated change in the ownership of ERI or IOC-PA by a person or a group of persons acting in concert which involves any of the following:

(1)                                 more than 5% percent of our securities or other ownership interest;

(2)                                 more than 5% of the securities or other ownership interests of a corporation or other form of business entity that owns, directly or indirectly, at least 20% of our voting or other securities or ownership interests;

(3)                                 the sale, other than the normal course of business, of ERI’s or IOC-PA’s assets; and

(4)                                 other transactions or occurrences deemed by the PGCB to be relevant to license qualification.

PGCB approval is required prior to the completion of any proposed change of ownership that meets the above criteria.  There is no change of control fee associated with the change of control of a Management Company. Upon a change of control of the Category 3 license holder, Woodlands Fayette, the acquirer of the ownership interest would be required to qualify for licensure and pay a new license fee of $5 million.  The PGCB retains the discretion to eliminate the need for qualification of certain persons and entities and the discretion to modify the license fee required upon a change of control.

Both IOC-PA, and Presque Isle Downs are required to notify the PGCB of any proposed appointment, appointment, proposed nomination, nomination, election, hiring, tender of resignation, resignation, removal, firing, incapacitation or death of any person required to be licensed as a principal or key employee under the PA Gaming Law or the regulations promulgated thereunder.  IOC-PA and Presque Isle Downs are also required to notify the PGCB as soon as they become aware that either entity intends to enter into a transaction which may result in any new financial backers.

It is the continuing duty of all holders of licenses, permits, certifications or registrations to fully cooperate with the PGCB in the conduct of any inquiry or investigation and to provide supplementary information requested by the PGCB.  The PGCB has broad authority to sanction, fine, suspend and revoke a license for violations of the Amended Gaming Act and regulations of the PGCB.

Category 3 slot machine operators in Pennsylvania are also required to reimburse the PGCB, Pennsylvania State Police, the Department of Revenue of the Commonwealth and the Office of the Attorney General for the costs and expenses as well as for the repayment of loans associated with carrying out its responsibilities under the Amended Gaming Act.

Under the Amended Gaming Act, Category 1, 2, and 3 licensees are permitted to obtain an Interactive Gaming Certificate to operate online gaming in Pennsylvania upon meeting the requirements set forth by the PGCB. These standards and regulations are still being formulated, and are anticipated to result in online gaming in the upcoming year. Further, the PGCB has been authorized to auction and issue up to 10 Category 4 slot machine licenses to eligible existing slot machine licensees and other authorized gaming entities. A Category 4 license entitles the holder to develop and operate a slot machine facility with up to 750 slot machines, and up to 30 table games upon payment of the minimum fee of $7,500,000 for slots, and $2,500,000 for table games. A Category 4 license facility may not be located within 25 miles of another licensed casino, but may be within 25 miles of the winning bidder’s licensed casino. An existing casino licensee may only receive one Category 4 license. The tax structure for Category 4 licensees is 14% on table games, plus 2% to the local share for the community, and on slots it is 50% plus 4% to the local share for the community. The PGCB has begun the process of auctioning sites for Category 4 facilities, but the precise number and location of these facilities is still being determined.

West Virginia Regulation and Licensing.  In the State of West Virginia, ERI owns and operates, through  MTR  and its wholly owned subsidiary, Mountaineer Park, Inc., Mountaineer  Casino, Racetrack & Resort in Chester, West Virginia, which offers live thoroughbred racing with pari-mutuel wagering, simulcast racing with pari-mutuel wagering, televised racing with pari-mutuel wagering, racetrack video lottery games and lottery racetrack table games. The operation and management of Mountaineer are subject to extensive regulation by the West Virginia Racing Commission (the “WV Racing Commission”) and the West Virginia Lottery Commission (the “WVLC”). The racing and pari-mutuel wagering activities are licensed and regulated by the WV Racing Commission. Racetrack video lottery games and lottery racetrack table games are licensed and regulated by the WVLC.  Holding a valid racing license is required in order to be issued and hold a racetrack video lottery license and a lottery racetrack table games license cannot be issued unless the applicant for the license holds a racetrack video lottery license.

Horse Racing and Pari-Mutuel Wagering.  The WV Racing Commission, which is comprised of three members appointed by the Governor of West Virginia, regulates live racing, simulcast racing, televised racing and pari-mutuel wagering. Racing and pari-mutuel wagering are governed by the applicable West Virginia statutes and legislative rules promulgated by the WV Racing Commission.  Mountaineer is licensed by the WV Racing Commission, which license is renewed annually unless the WV Racing Commission rejects the application for renewal for good cause. The licensee pays an annual license tax as well as daily license taxes and pari-mutuel wagering taxes to the WV Racing Commission.  The racing statutes including the taxes are subject to change by the West Virginia legislature. The legislative rules promulgated by the WV Racing Commission are subject to amendment by the WV Racing Commission, but changes to the rules need to be approved by the West Virginia legislature.  Licenses are not transferable.

As part of its application for renewal of its license, Mountaineer must disclose substantial information to the WV Racing Commission and notify the WV Racing Commission of changes in material information during the license year. This information includes the following:

•	the names and addresses of all Mountaineer directors and stockholders;
•	the names and addresses of key employees of Mountaineer;
•	the dates and locations of race meetings;
•	the hours of operation on each race day;
•	a list of names of all required race officials;
•	a current and accurate financial statement of Mountaineer certified by an independent certified public accountant; and
•	any other information required by the WV Racing Commission.

Employees of Mountaineer engaged in racing and/or pari-mutuel wagering must have permits issued by the WV Racing Commission before they engage in employment in a racing or pari-mutuel wagering occupation. The WV Racing Commission charges each applicant for a permit, or for renewal of a permit, a permit fee that may be paid by the licensee.

The WV Racing Commission may suspend, revoke or not renew licenses and permits in the event the licensee or permit holder violates the racing statutes or rules promulgated by the WV Racing Commission.

The WV Racing Commission may require fingerprints and background checks from all applicants for a permit as well as from officers, board members and key employees of Mountaineer.

The WV Racing Commission approves live racing days as well as simulcast and televised racing. The WV Racing Commission has broad powers to investigate, monitor and oversee all aspects of racing and pari-mutuel wagering.  The WV Racing Commission and its personnel have the right of access to any and all parts of the grounds of Mountaineer, and the WV Racing Commission may audit or examine the books and records of Mountaineer.

If the WV Racing Commission were to suspend, revoke or not renew Mountaineer’s racing license, Mountaineer would have to stop offering racetrack video lottery games for play and stop offering lottery racetrack table games.

West Virginia levies various taxes and fees on racing and pari-mutuel wagering activities, imposes limits on the commissions Mountaineer may receive from these activities and specifies how some portions of these commissions must be expended by the licensee. Changes in these laws could have a significant impact on the profitability of Mountaineer.

Racetrack Video Lottery.  Racetrack video lottery is regulated by the WVLC, which is comprised of seven members appointed by the Governor of West Virginia including the executive director of the WVLC (the “WV Executive Director”).  The WVLC has promulgated rules approved by the West Virginia legislature under which racetrack video lottery games are played and conducted.

Under West Virginia law, Mountaineer’s racetrack video lottery license is not transferrable.  Additionally, the transfer of more than five percent of the equity interest, or voting interest, in Mountaineer or any other licensee must be approved by the WVLC before the transfer is finalized.

In order to lawfully conduct racetrack video lottery, Mountaineer must maintain its racing license issued by the WV Racing Commission as well as it racetrack video lottery license.  Only the holder of a racing license is authorized to hold a racetrack video lottery license.  In applying for a video lottery license, Mountaineer must present WVLC evidence of agreements, regarding the proceeds from video lottery terminals, between Mountaineer and the representative of a majority of the horse owners and trainers, the representative of a majority of the pari-mutuel clerks, and the representative of a majority of the breeders at the racetrack.

In order to maintain its racetrack video lottery license, Mountaineer is required to inform the WVLC when information provided in its last renewal application changes.  Updating may be required because of changes in Mountaineer’s direct or indirect ownership, changes in management including members of the board of directors or changes in key personnel.  Mountaineer must also request commission approval of any change in financing or lease arrangements at least thirty days before the effective date of the change. Mountaineer must annually apply to renew its race track video lottery license. This information includes but is not limited to:

•	information about all holding companies, intermediaries, subsidiaries and affiliates of Mountaineer;
•	any criminal charges or convictions of Mountaineer and employees engaged in gaming related activity;
•

name, address, employer identification number or social security number, date of birth, compensation, any criminal charges or convictions and fingerprints for each of Mountaineer’s officers and directors as well as key employees having the ability to control or influence gaming activity. This requirement extends to officers, directors and key employees of a parent corporation;

•	a description of the stock of Mountaineer, and of all holding companies, intermediaries, subsidiaries and affiliates of Mountaineer;
•	proof that Mountaineer holds a racing license issued by the WV Racing Commission;
•	audited financial statements for Mountaineer and for any parent or holding company;
•	information about all of the stock or equity interests Mountaineer holds in other entities;
•	a description of any civil litigation to which Mountaineer, or any holding company, subsidiary or affiliate of Mountaineer, is or was a party;
•

information about any judgment, order or consent order pertaining to a violation of federal antitrust, trade regulation or securities laws, or of similar laws of any state, province or country, entered against Mountaineer or any holding company of Mountaineer;

•	information regarding any bankruptcy or insolvency proceedings of Mountaineer or any director, officer or key employee of Mountaineer or of any parent corporation or other holding company;

•	information regarding the licensing history of Mountaineer, any director, officer or key employee of Mountaineer or of any parent or other holding company;
•	Mountaineer’s security and surveillance plan;
•

consent to background checks for Mountaineer officers, directors and key employees and similar personnel of any parent corporation or holding company having directly or indirectly the power to control or influence gaming decisions by Mountaineer or any of its employees, which includes furnishing fingerprints;

•	a commitment to deliver acceptable forms of credit (e.g., surety bond) and evidence of insurance, meeting the requirements of the WVLC;
•	a commitment to purchase only authorized video lottery terminals and to maintain and timely repair such terminals using authorized technicians and parts;
•	a commitment to acquire video lottery terminals only from technology providers approved by the WVLC; and
•	any other information or agreement the WVLC may require.

Each time Mountaineer submits additional information to the WVLC in connection with Mountaineer’s racetrack video lottery license, or fails to timely submit such information, the WVLC and the WV Executive Director have discretion to suspend, revoke or reconsider the application for Mountaineer’s racetrack video lottery license.  If the racetrack video lottery license is suspended, revoked or not renewed, Mountaineer would have to cease operation of its racetrack video lottery games, as well as its lottery racetrack table games.

Mountaineer’s racetrack video lottery license is subject to suspension, revocation or nonrenewal as provided for in the racetrack video lottery statutes and rules of the WVLC. Civil money penalties and criminal penalties may be imposed for certain violations of the lottery statutes and rules of the WVLC.

The racetrack video lottery license may be suspended or revoked or not renewed in the event Mountaineer does any of the following:

•	fails to comply with West Virginia’s racetrack video lottery statutes;
•	fails to comply with the rules, terms and conditions, policies, orders and directives of the WVLC or of the WV Executive Director;
•	fails to maintain any required surety bond, insurance, or insurance coverage required by the WVLC;
•

makes a false or fraudulent statement or representation in connection with its application for renewal of its racetrack video lottery license or in any other document reasonably required by the WVLC or the WV Executive Director;

•	fails to promptly and accurately settle accounts of racetrack video lottery transactions and pay the WVLC amounts due to the WVLC from racetrack video lottery transactions;
•	fails to credit or pay a winning racetrack video lottery participant;
•	allows an underage person to play racetrack video lottery games, or pays an underage person a video lottery prize payment;
•	fails to maintain adequate and sufficient security;
•	offers a video lottery game that has not been approved by the WV Executive Director or the WVLC;
•	allows a video lottery terminal to be repaired by an unauthorized person;
•	uses a video lottery terminal that has not been authorized and approved by the WV Executive Director;
•	fails to comply with the Americans with Disabilities Act of 1990;
•	fails to provide required notice or to obtain required approval prior to relocating or transporting a video lottery terminal;
•	fails to make capital improvements as required by the WVLC by rule, policy, order or directive;
•	fails to meet financial obligations necessary for the continued operation of racetrack video lottery;

•	acts in a manner that impacts or has the likelihood of impacting the efficient operation or integrity of video lottery; or
•	fails to adhere to any terms and conditions set forth in the order of the WVLC approving Mountaineer’s application for a license or for renewal thereof.

The WV Executive Director or the WVLC may also suspend or revoke Mountaineers racetrack video lottery license if Mountaineer or any officer or director or any employee engaged in gaming activity, or any officer or director or key employee of any parent corporation or holding company is convicted of criminal violations that may negatively impact the integrity of the lottery, or if any of them have experience, character or general fitness that the WV Executive Director believes would be inconsistent with the public interest, convenience or trust.

As necessary for reasons related to public safety, convenience or trust which require immediate action, the WV Executive Director may order the immediate and indefinite disabling of all or a portion of Mountaineer’s racetrack video lottery terminals in accordance with rules of the WVLC.

The WVLC and the WV Executive Director have broad powers under the racetrack video lottery statutes to investigate and monitor racetrack video lottery operations.  All racetrack video lottery terminals in operation for play must be connected to the WVLC’s computer system.  The WV Executive Director and employees of the Commission may at any time examine, inspect, test or access for any purposes all records, files, equipment, other documents, video lottery terminals, and hardware and software used in connection with video lottery.  Mountaineer must allow inspections of its licensed premises at any time as authorized by the WV Executive Director.

The WVLC also has the power and authority, for good cause and without notice or a warrant, at any time, to do any of the following:

•	inspect any racetrack video lottery terminals, central monitoring system, or associated equipment and software about, on or around Mountaineer’s facilities;
•

inspect and examine all premises in which Mountaineer conducts racetrack video lottery gaming or has any authorized video lottery terminals, central monitoring system, or associated equipment and software designed, built, constructed, assembled, manufactured, sold, distributed, or serviced, or in which records of those activities are prepared or maintained;

•

seize summarily and remove from Mountaineer’s premises and impound, assume physical control of, or disable any video lottery terminals, central monitoring system, or associated equipment and software for the purposes of examination and inspection;

•

inspect, examine and audit books, records, and documents concerning Mountaineer’s racetrack video lottery gaming activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Mountaineer’s racetrack video lottery gaming activities; and

•

seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to racetrack video lottery gaming.

Pursuant to the racetrack video lottery statues, Mountaineer receives a commission equal to 46.5% of the net terminal income from the play of racetrack video lottery games.  “Net terminal income” is generally defined as credits played less video lottery prize winnings, less an amount deducted by the WVLC to reimburse the WVLC for its actual costs for administering racetrack video lottery at the licensed racetrack.

Additionally, the West Virginia Legislature has established a fund for modernization of racetrack video lottery terminals into which the WVLC annually deposits a portion of the amount it retains for administration of racetrack video lottery games.  An account is established for Mountaineer and for each of the other racetracks.  Mountaineer may draw annually from its account matching dollars to help pay the expense of upgrading and modernizing its racetrack video lottery terminals. For every two dollars a licensee spends on certain equipment, it is authorized to receive one dollar in recoupment from the fund.  In the event there remains a balance unspent by a licensee at the end of the year, that amount may be carried forward for one year, after which such amount reverts to the West Virginia State Lottery Fund.  The West Virginia Licensed Racetrack Modernization Fund is currently authorized to be funded through the fiscal year ending June 30, 2020.

A change to these statutes could have a significant impact on the profitability of Mountaineer’s racetrack video lottery gaming business and revenues.

Mountaineer employees involved with racetrack video lottery gaming are also required to obtain and maintain a license from the WVLC prior to being involved in racetrack video lottery gaming.  An application for a racetrack video lottery gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation or if the person is not qualified for the position for which the application for a license is submitted.

Lottery Racetrack Table Games.  Lottery racetrack table games are regulated by the WVLC. The WVLC has promulgated rules approved by the West Virginia legislature under which lottery racetrack table games are played.

Under West Virginia law, Mountaineer’s lottery racetrack table games license is not transferrable. Additionally, the transfer of more than five percent of the equity interest or voting interest in Mountaineer or any parent corporation or holding company must be approved by the WVLC before the transfer is finalized.

In order to lawfully conduct lottery racetrack table games, Mountaineer must maintain its racing license issued by the WV Racing Commission and its racetrack video lottery license issued by the WVLC as well as its lottery table games license.  Only the holder of a racing license and a racetrack video lottery license is authorized to hold a lottery racetrack table games license.

In order to maintain its lottery racetrack table games license, Mountaineer is required to inform the WVLC when information provided in its last renewal application changes.  Updating may be required because of changes in Mountaineer’s direct or indirect ownership, changes in management including members of the board of directors or changes in key personnel. Mountaineer must also request commission approval of any change in financing or lease arrangements at least thirty days before the effective date of the change.  Mountaineer must annually apply to renew its lottery racetrack table games license.  The information required for this license is similar to that previously discussed for renewal of a racetrack video lottery license.

Each time Mountaineer submits additional information to the WVLC in connection with Mountaineer’s lottery racetrack table games license, or fails to timely submit such information, the WVLC and the WV Executive Director have discretion to suspend, revoke or reconsider Mountaineers lottery racetrack table games license.

Mountaineer’s lottery racetrack table games license is subject to suspension, revocation or nonrenewal as provided for in the lottery racetrack table games statutes and rules of the WVLC. Civil money penalties and criminal penalties may be imposed for certain violations of the lottery statutes and rules of the WVLC.

The lottery racetrack table games license may be suspended or revoked or not renewed for the same reasons previously discussed for suspension, revocation or nonrenewal of a racetrack video lottery license.

The WV Executive Director or the WVLC may also suspend or revoke Mountaineers lottery racetrack table games license if Mountaineer or any officer or director or any employee engaged in gaming activity, or any officer or director or key employee of any parent corporation or holding company is convicted of criminal violations that may negatively impact the integrity of the West Virginia Lottery, or if any of them have experience, character or general fitness that the WV Executive Director believes would be inconsistent with the public interest, convenience or trust.

The WVLC and the WV Executive Director have broad powers under the lottery racetrack table game statutes to investigate and monitor racetrack table game operations. The WV Executive Director and employees of the WVLC may at any time examine, inspect, test or access for any purposes all records, files, equipment, and other documents used in connection with lottery racetrack tables games operation and play. Mountaineer must allow inspections of its licensed premises at any time as authorized by the WV Executive Director.

The WVLC also has the power and authority, for good cause and without notice or a warrant, to at any time, to do any of the following:

•	inspect any racetrack table games or related equipment on or around Mountaineer’s facilities;
•	inspect and examine all premises in which Mountaineer conducts lottery racetrack table games or stores related equipment;
•

seize summarily and remove from Mountaineer’s premises and impound, assume physical control of, any lottery racetrack table games or associated equipment for the purposes of examination and inspection;

•

inspect, examine and audit books, records, and documents concerning Mountaineers lottery racetrack table games activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Mountaineers racetrack lottery table gaming activities; and

•

seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to lottery racetrack table gaming activity.

Pursuant to the lottery racetrack table games statute, Mountaineer must annually pay to the WVLC a lottery racetrack table games license fee of $2.5 million that is due when the application for renewal is filed with the WVLC.  Additionally, Mountaineer pays a weekly tax equal to 35% of the adjusted gross receipts from table game activity during the preceding week.

A change to these statutes could have a significant impact on the profitability of Mountaineer’s lottery racetrack table game gaming business and revenues.

Mountaineer employees involved with lottery racetrack table games are also required to obtain and maintain a license from the WVLC prior to being involved in racetrack table gaming activity. An application for a racetrack video lottery gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation or if the person is not qualified for the position for which the application for a license is submitted.